Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

UST HOTEL JOINT VENTURE, LTD.,

AS SELLER,

AND

HYATT EQUITIES, L.L.C.,

AS PURCHASER

August 27, 2013

ARTICLE V CLOSING		11
5.1	Closing	11
5.2	Costs	12
ARTICLE VI ACTIONS PENDING CLOSING		12
6.1	Conduct of Business and Operation of Property	12
6.2	Title Insurance	13
6.3	Survey	14
6.4	No Action	15
6.5	Cooperation	15
6.6	Inspection	15
6.7	Liquor Permits	18
6.8	WARN Act and Employees	18
ARTICLE VII CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS AT CLOSING		20
7.1	Representations and Warranties	20
7.2	Covenants of Seller	20
7.3	Title	20
7.4	Failure of Condition	21
ARTICLE VIII CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS AT CLOSING		21
8.1	Representations and Warranties	21
8.2	Covenants of Purchaser	21
8.3	Failure of Condition	21
ARTICLE IX CLOSING DELIVERIES		21
9.1	Seller’s Deliveries	21
9.2	Purchaser’s Deliveries	23
9.3	Possession; Books and Records, Keys	24
ARTICLE X DEFAULT		24
10.1	Purchaser’s Default	24
10.2	Seller’s Default	24
ARTICLE XI “AS IS” SALE; SURVIVAL; INDEMNIFICATION OBLIGATIONS; POST-CLOSING OBLIGATIONS		25
11.1	AS IS	25
11.2	Survival; Limitations and Holdback	25
11.4	Purchaser’s Knowledge	27
11.6	Indemnification	29
11.7	Damages	30
11.8	Survival of Article	30
ARTICLE XII CASUALTY OR CONDEMNATION		30
12.1	Notice to Purchaser	30
12.2	Condemnation, Casualty or Litigation	30
12.3	Risk of Loss	31

ARTICLE XIII PRORATIONS AND EXPENSES		31
13.1	Prorations Generally	31
13.2	Room Revenue; Receivables and Payables	32
13.3	Food and Beverage Revenue; Vending Machine Revenue	33
13.4	Other Hotel Revenues	33
13.5	Guests’ Property	34
13.6	Real Estate Taxes; Sales Taxes	34
13.7	Rents	35
13.8	Employee Compensation	35
13.9	Reserves	36
13.10	Survival	36
ARTICLE XIV MISCELLANEOUS		36
14.1	Assignment	36
14.2	Consents	37
14.3	Applicable Law	37
14.4	Headings; Exhibits	37
14.5	Notices	37
14.6	Waiver	39
14.7	Partial Invalidity	39
14.8	Entire Agreement	39
14.9	Time is of the Essence	40
14.10	Waiver of Jury Trial	40
14.11	Counterparts; Electronic Copies	40
14.12	Brokerage	40
14.13	Public Announcements	40
14.14	Further Assurances	41
14.15	Attorneys’ Fees	41
14.16	Transition Matters	41
14.17	Confidentiality Agreement	43
14.18	Tax Deferred Exchange Provisions	43
14.19	Radon Gas	44

DEFINED TERMS

Section

ADA Settlement Agreement	3.11
Affiliate	1.2
Agreement	Preamble
Assignment of Construction Contracts	6.1
Audit	3.22
Baggage Inventory List	13.5(b)
Bankruptcy Code	3.18
Bill of Sale	9.1(b)
business day	14.9
Claims	6.6(e)
Closing	5.1
Closing Date	5.1
Confidentiality Agreement	6.6(g)
Contract Date	Preamble
Contracts	3.7
Contract Vendor	6.9
Credit Team	13.2
Current Bonus Program	3.14
Data Room	6.6(d)
Deed	9.1(a)
Deposit	2.3
Disbursed Amount	11.3(d)
Employees	3.14
Employee Benefit Payables	13.8
Employment Agreements	3.14
Environmental Laws	3.12
Environmental Reports	3.12
Equipment Leases	1.3
Equipment Lessor	6.9
Escrow Agent	2.1
Escrow Instructions	2.3
Estoppels	6.9
Exchange Documents	14.18
Excluded Contracts	3.7
Excluded Equipment Leases	1.3
FF&E	1.2
Fixed Asset Supplies	1.2
Government List	3.20(c)
Guaranty Cap	11.3(d)
Guest Ledger	13.2
Hazardous Substances	3.12

Hotel	1.1
Hyatt Representatives	6.6(a)
Improvements	1.1
Indemnify	6.6(e)
Initial Cap	11.3(c)
Interim Agreement	6.7
Intermediary	14.18
Inventories	1.2
Land	1.1
legal holiday	14.9
Liquor Permits	6.7
Management Agreement	3.9
Manager	3.9
material	12.2
Material Adverse Effect	3.5
Mold	3.12
Monetary Encumbrance	6.2(a)
Mortgage Payoff	5.1
New Matter	6.2(b)
Operating Lease	3.9
Orange County Estoppel	6.2(c)
Peabody	3.9
Peabody License Agreement	3.9
Permitted Exceptions	6.2(a)
Person	1.2
Personal Property	1.2
Post-Closing Escrow Agreement	11.3(d)
Post-Closing Escrow Amount	11.3(d)
Post-Closing Escrow Fund	11.3(d)
Post-Closing Guaranty	11.3(d)
Pre-Existing Conditions	6.6(e)
Pre-Reduction Retained Amount	11.3(d)
Property	Article I
Prorations	13.1
Proration Time	13.1
Purchase Price	2.1
Purchaser Due Diligence Reports	6.6(g)
Purchaser Third-Party Claims	11.6(a)
Purchaser	Preamble
Purchaser’s Claim	11.3
Purchaser’s Initial Cap	11.5(c)
Purchaser’s Knowledge	11.4
Purchaser’s Reduced Cap	11.5(c)
Reduced Cap	11.3(c)

Reduction Date	11.3(c)
Rehired Employees	6.8
Remaining ADA Obligations	3.11
Revenue Surcharge Reserves	13.1(a)
Rents	13.7
Reserves	13.9
Seller Estoppel	6.9
Seller Intellectual Property	1.2
Seller Third-Party Claims	11.6(a)
Seller	Preamble
Seller’s Claim	11.5
Seller’s Knowledge	3.23(b)
Settlement Statement	13.1(b)
Space Leases	1.3
Stamp Tax	5.2
Survey	6.3
Survival Period	11.2
Tenant	6.9
Threshold	11.3(b)
Title Agent	6.2
Title Cap	6.2(a)
Title Commitment	6.2
Title Company	6.2
Transition Period	14.16(b)
True-up	13.1(c)
True-up Statement	13.1(c)
2013 Bonuses	13.8
Uniform System of Accounts	1.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 27th day of August, 2013 (the “Contract Date”) by UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership (“Seller”), and HYATT EQUITIES, L.L.C., a Delaware limited liability company (together with its permitted assigns, “Purchaser”).

ARTICLE I

Sale

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy and take from Seller the following (collectively, the “Property”):

1.1 Real Property. All of Seller’s right, title and interest in and to that certain parcel of land more particularly described in Exhibit A attached hereto (collectively, the “Land”) and located at 9801 International Drive, Orlando, Florida, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, and all buildings and improvements located on the Land, including the Peabody Orlando Hotel (the “Improvements”). The Land and the Improvements are sometimes referred to hereinafter together as the “Hotel.”

1.2 Personal Property. All of Seller’s right, title and interest to the following personalty (collectively the “Personal Property”): (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located at the Hotel (other than items that are part of the Improvements) (the “FF&E”), (b) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Property, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (the “Fixed Asset Supplies”); (c) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Property, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, whether in opened or unopened containers, (the “Inventories”), provided, however, that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of Inventories; (d) to the extent in Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, renderings and images, plans and specifications and reports, if any, related to the Property, all books and records, if any, related to the Property, and any goodwill of Seller related to the Property; (e) Seller’s assignable rights, title and interest, if any, in any licenses, permits, consents, authorizations, applications, development orders, impact fee credits, approvals, registrations and certificates issued by any governmental authority with respect to the Property which are held by or on behalf of Seller, but only to the extent the same are transferable and/or any consents necessary to effectuate such a transfer are obtained by Purchaser; (f) contractors’, manufacturers’ and vendors’ written guaranties, warranties and other obligations (if any) for the repair or maintenance of any component of the Property; (g) data and information solely related to guests, patrons and groups of the Hotel (subject to Seller’s non-exclusive right to use pursuant to Section 14.16(e)); and (h) any and all other items of personalty owned by Seller and located at the Hotel, but excluding (i) property of guests, (ii) trade names, trademarks, service marks, logos, domain names and other forms of identification used by Seller, Peabody or their respective Affiliates (including, without limitation, “Peabody” and any references or images of the ducks associated with “Peabody” and the telephone number “1-800-PEABODY”) to identify the Property or any of its facilities or operations, including, without limitation, all intellectual property and proprietary rights, rights in registered and unregistered trademarks and service marks, applications for registration of trademarks and service marks, trade names, trade dress, logos, designs, domain names, registered and unregistered copyrights and copyrightable materials, copyright registration applications, know-how, brand standards, manuals, guides, payroll and human resource information, emails, trade secrets, confidential information, rights of publicity, and rights of privacy owned by the Seller or its Affiliates and the files and records relating to the foregoing in the Seller’s or any of its Affiliate’s possession or control, and to the extent the following is proprietary information and other than guest data and information as expressly conveyed above, all specifications, procedures, rules, methods, processes, research and development information, technology, data, content, and databases (collectively, the “Seller Intellectual Property”), (iii) tax deposits, utility deposits and other deposits held by or on behalf of Seller, except for any transferable deposits assigned to Purchaser for which Seller is reimbursed and (iv) any tax, insurance, FF&E or other reserves held by Seller, Seller’s lender or other parties by or on behalf of Seller. For avoidance of doubt, Seller is not selling and Purchaser is not acquiring any of the Seller Intellectual Property. For the purposes of this Agreement, “Affiliate” means, with respect to the Person in question, (x) any other Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person in question or (y) any other Person in which such Person in question has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For the avoidance of doubt, Purchaser’s Affiliates include all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with Hyatt Hotels Corporation, a Delaware corporation. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to influence, direct or otherwise significantly affect major policies, activities, actions, or management of the Person in question, whether by the ownership of voting securities, contract or otherwise; and “Person” means any individual, corporation, limited liability company, company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental authority or other entity.

1.3 Contracts and Leases. All rights of Seller under (a) all Contracts (other than Excluded Contracts), (b) all material written leases of personal property located at, or used in the operation of, the Property executed by Seller, and all other written leases executed on behalf of Seller of personal property located at, or used in the operation of, the Hotel, as described on Exhibit 3.8 hereto (including all riders, addenda, amendments, supplements and other modifications thereto, the “Equipment Leases”) but expressly excluding those equipment leases that are listed on Exhibit 3.8A attached hereto (the “Excluded Equipment Leases”), and (c) all leases, subleases and other agreements, if any, that provide for the use or occupancy of space or facilities on or relating to the Hotel (other than space or facilities rented or otherwise used in connection with a guest or customer booking) as described on Exhibit 3.10 hereto, together with all rents, issues, profits, revenue, income and other benefits therefrom at Closing, subject to the prorations set forth in Article XIII (including all riders, addenda, amendments, supplements and other modifications thereto, the “Space Leases”); and (d) all advance bookings and deposits (including pre-paid room rents, deposits and prepayments for space or facilities rented or otherwise used in connection with a guest or customer booking) in connection with the foregoing, subject to the prorations set forth in Article XIII;

ARTICLE II

Purchase Price

2.1 Purchase Price. The purchase price for the Property is SEVEN HUNDRED SEVENTEEN MILLION AND NO/100 DOLLARS ($717,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid on the Closing Date by Purchaser to Seller, subject to the adjustments, charges and credits set forth herein, by wire transfer of immediately available funds, of which the Deposit shall be deemed a part, to First American Title Insurance Company, as escrow agent (the “Escrow Agent”), having an address at 2233 Lee Road, Suite 101, Winter Park, FL 32789, Attention: Larry Deal; Phone: (407) 691-5200, for disbursement to Seller on the Closing Date upon close of escrow or otherwise. If the Closing occurs, the Deposit (defined below) shall be credited against the Purchase Price.

2.2 Allocation of Purchase Price. Seller and Purchaser shall each allocate the Purchase Price in such party’s discretion for purposes of filing federal, state and local tax returns.

2.3 Deposit. Within one (1) business day following the Contract Date, Purchaser shall deliver to the Escrow Agent a deposit in the amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) in immediately available funds (together with any interest earned thereon, the “Deposit”). If Purchaser does not deliver the Deposit to the Escrow Agent within one (1) business day following the Contract Date, at any time prior to Purchaser posting the Deposit with Escrow Agent, Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, and neither party shall then have any further liability to the other under this Agreement except for obligations that expressly survive termination of this Agreement. The Escrow Agent shall hold the Deposit in an interest bearing account in accordance with escrow instructions executed by Seller, Purchaser and the Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit 2.3. The party entitled to the Deposit shall also be entitled to the benefit of the interest accruing thereon, and to the extent the Deposit is credited to the Purchase Price at Closing the interest accruing thereon shall also be credited to the Purchase Price at Closing. The Deposit shall be refundable only in the event of termination of this Agreement upon the failure of any condition precedent set forth in Article VII or otherwise as provided in Article X.

ARTICLE III

Seller’s Representations, Warranties and Covenants

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to, and covenants with, Purchaser as follows:

3.1 Good Standing. Seller is a limited partnership duly formed, duly qualified, validly existing and in good standing under the laws of Florida. Seller now has and, at Closing, will have full right, power and authority to execute and deliver all documents and instruments required of its for the performance of Seller’s obligations under this Agreement. This Agreement constitutes the legal, valid and binding agreement and obligation of Seller, enforceable against Seller in accordance with its terms.

3.2 Title and Rights. Seller has good and marketable title to the Personal Property, which shall be subject only to the Permitted Exceptions on the Closing Date, and has all rights as lessor under the Space Leases and lessee under the Equipment Leases.

3.3 Due Authorization. Seller is duly authorized to enter into this Agreement, to consummate the transaction herein contemplated and has received all requisite power and authority to execute and deliver this Agreement and any other documents required in connection herewith or as required to consummate the transactions contemplated herein pursuant to the terms and conditions of this Agreement; no further or additional action or consent by Seller or any other Person is or shall be necessary in respect thereto; the individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof; and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, breach, result in a default under, or violate any agreement to which Seller is a party or by which it is bound.

3.4 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets; (b) result in a breach or default under any contract or other binding commitment of Seller or any provision of the organizational documents of Seller; (c) result in the creation or imposition of any lien against the Property; (d) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given, or (e) violate any provision of the operating agreement or other organizational documents of Seller or any judgment, decree, law or order relating to Seller.

3.5 Litigation. As of the Contract Date, except as set forth on Exhibit 3.5, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s Knowledge, threatened against Seller or affecting the Property before any court or governmental authority, which would have a Material Adverse Effect on (a) the financial condition or operations of Seller or the Property or (b) Seller’s ability to enter into or perform this Agreement. For the purposes of this Agreement, “Material Adverse Effect” means any event, condition or change which materially and adversely affects or would reasonably be expected to materially and adversely affect (i) the value of the Property, taken as a whole, (ii) the ability of a party to consummate the transactions contemplated by this Agreement or any of the documents executed in connection herewith to which it is or will be a party, if such change or effect (a) materially impairs the ability of such party to perform its obligations hereunder or thereunder, taken as a whole, and (b) was not caused by the act or omission of the party alleging the Material Adverse Effect.

3.6 Condemnation Actions. There are no pending or, to Seller’s Knowledge, threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

3.7 Contracts. Exhibit 3.7 attached hereto lists all contracts involving the payment of or receipt of $50,000 or more in relation to the maintenance ownership, use, possession or operation of the Property (together with all riders, addenda, amendments, supplements and other modifications thereto), other than the Equipment Leases and the Space Leases (the “Contracts”), and expressly excluding certain contracts and agreements (as identified by Seller or Purchaser) and which are listed on Exhibit 3.7A attached hereto (the “Excluded Contracts”). Seller has delivered to Purchaser copies of all Contracts in Seller’s possession or control, which copies are true, accurate and complete in all material respects. All of the Contracts are in full force and effect, and to Seller’s Knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller or by any other party under any Contract. To the extent any Contracts have been executed in the name of Manager and are not Excluded Contracts, Seller shall cause Manager to assign such Contracts in the same manner and to the same extent as all other Contracts in the name of Seller.

3.8 Equipment Leases. (a) All Equipment Leases are listed on Exhibit 3.8 attached hereto; (b) Seller has delivered to Purchaser copies of all Equipment Leases in Seller’s possession or control, which copies are true, accurate and complete in all material respects; and (c) all Equipment Leases are in full force and effect, and to Seller’s Knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller or any other party under any Equipment Lease.

3.9 Management, License and Operating Lease Agreements. Except for (a) that certain Management Agreement, dated as of September 25, 1997, by and between BOCEP Venturers, as owner, and Belz Hotel Management Co., Inc., as manager (“Manager”), as amended by that certain First Amendment to Management Agreement, dated as of February 1, 2012, by and between Seller, as successor-in-interest to BOCEP Venturers, and Manager (as amended, the “Management Agreement”), and (b) that certain License Agreement, dated as of [sic], 1986, by and between Peabody Management, Inc., as licensor (“Peabody”), and Manager, as licensee (the “Peabody License Agreement”), there are no management contracts, franchise or license agreements, or similar contractual arrangements relating to the management or branding of the Property to which Seller is a party and which has not been previously disclosed. Seller shall terminate the Management Agreement and the Peabody License Agreement as of the Closing Date and shall be solely responsible for any obligations accruing thereunder. Seller entered into that certain Net Lease dated as of December 31, 2004 with Belz Partners, L.P., a Tennessee limited partnership, as lessee, thereunder (the “Operating Lease”), and Seller shall terminate the Operating Lease, and record public record notice of such termination, as of the Closing Date and shall be and remain solely responsible for any obligations thereunder.

3.10 Space Leases. (a) All Space Leases executed by Seller and all riders, addenda, amendments, supplements and other modifications thereto, are listed on Exhibit 3.10 attached hereto; (b) Seller has delivered to Purchaser copies of all Space Leases in Seller’s possession or control, which copies are true, accurate and complete in all material respects; and (c) all Space Leases are in full force and effect, and to Seller’s Knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller or any other party under any Space Leases. There are no amendments, supplements and other modifications to the Space Leases except as set forth on Exhibit 3.10. There are no construction allowances, brokerage commissions or fees or similar inducements due now or payable in the future in connection with the Space Leases, other than as set forth on Exhibit 3.10.

3.11 Violations. Seller has not received any written notice from any applicable governmental authority (a) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of permits or licenses the loss of which would have a Material Adverse Effect on the present use and occupancy of the Property, (b) that Seller lacks any permits, licenses or other authorizations or approvals the absence of which would have a Material Adverse Effect on the present use and occupancy of the Property or (c) of any violation of any law, rule or regulation applicable to the Property that would have a Material Adverse Effect on the present use and occupancy of the Property, the operation of the Hotel and the employment of the Employees. To Seller’s Knowledge, all building permits, certificates of occupancy, and business licenses required in connection with the ongoing construction, use, occupancy or operation of the Property are in effect and the loss or lack of any other notices, licenses, permits, certificates, approvals or authority would not have a Material Adverse Effect on the present use, occupancy or operation of the Property. In connection with Seller’s obligations under that certain Confidential Settlement Agreement and Release between Seller and James R. Harding dated December 30, 2011 (the “ADA Settlement Agreement”), Seller represents that all obligations thereunder with regard to the Property have been fulfilled other than as set forth on Exhibit 3.11 (the “Remaining ADA Obligations”), and Seller shall assign its rights under the ADA Settlement Agreement to Purchaser and Purchaser shall assume the Remaining ADA Obligations at Closing.

3.12 Environmental Matters.

(a) Except as disclosed on Exhibit 3.12 or in the environmental reports listed on Exhibit 3.12, Seller has not received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) in violation of any applicable Environmental Laws which remains uncured. To Seller’s Knowledge, the items disclosed on Exhibit 3.12 or in the environmental reports listed on Exhibit 3.12 include all of the environmental site assessment reports or similar written information in Seller’s possession that address the status of the Property in regard to Hazardous Substances or Environmental Laws (the “Environmental Reports”). Seller has delivered to Purchaser copies of the Environmental Reports, which copies are true, accurate and complete in all material respects to the corresponding copies in Seller’s possession. For the purposes of this Section 3.12, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations, ordinances, codes, decrees, and binding rules promulgated by any applicable governmental authority with respect to Hazardous Substances and in effect on the Contract Date, including, without limitation, the following: (A) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (B) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (C) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (D) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (E) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; (F) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (G) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and (H) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.

(b) Except as otherwise disclosed by the Environmental Reports, (A) to Seller’s Knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are in material compliance with all Environmental Laws and with permits issued pursuant thereto and fully disclosed to Purchaser; (B) to Seller’s Knowledge, there is no material threat of any release of Hazardous Substances in, on, under or from the Property which would require remediation under Environmental Law; (C) to Seller’s Knowledge, there is no past or present material non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (D) Seller has not received any written notice relating to the threat of any release of Hazardous Substances migrating to the Property, or relating to the presence of Hazardous Substances in, on or under the Property or remediation thereof, of possible liability of Seller pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connect with any of the foregoing; (E) to Seller’s Knowledge, no visible Mold (as defined below) is present in the indoor air of the Property at concentrations exceeding ambient air levels and no visible Mold is present on any building materials or surfaces at the Property in concentrations for which any applicable governmental authority requires removal by remediation professionals, and Seller does not know of any conditions at the Property that would reasonably be expected to result in the presence of Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal. As used in this Agreement, the term “Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means, that pose a risk to human health or the environment, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial organic compounds.

3.13 Real Estate Taxes. Seller has delivered or made available to Purchaser true, accurate and complete copies of the current real property tax assessments for the Hotel.

3.14 Labor and Employment Matters. Seller is not a party to any employment agreements with individuals who are employed at the Property (collectively, the “Employees”), except for retention agreements with certain Employees, any payments or cost of which shall be borne by Seller. Prior to the Contract Date, the details of Seller’s current bonus/incentive programs (the “Current Bonus Program”) have been made available to Purchaser, and other than the Current Bonus Program, Seller is not a party to and has no obligation under any labor, collective bargaining, union or employment contract or pension, retirement, profit-sharing, stock option, incentive or other similar compensation or retirement plan or arrangement except as set forth on Exhibit 3.14 attached hereto. Seller has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller nor has Seller received any written notice of any claim of unfair labor practices. To Seller’s Knowledge, there has been no negotiation with any labor organization or association of employees or any attempt, plan, discussion or threat to organize Seller’s employees. There is not presently pending or existing, and to Seller’s Knowledge there is not threatened: (a) any strike, slowdown, picketing, or work stoppage, (b) any application for certification of a collective bargaining agent, or (c) any lockout of any employees by Seller, and no such action is contemplated by Seller.

3.15 Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property that would materially and adversely affect the insurability of the Hotel or cause any material increase in the premiums for insurance for the Property.

3.16 Possession. Seller has not granted to any party any license, lease, or other right relating to the use or possession of the Property or any part thereof, except tenants under the Space Leases and Hotel guests in the ordinary course of business.

3.17 Purchase Rights. Neither Seller nor the Property is bound by any right of first refusal, purchase option, right of first offer or other agreement pursuant to which Seller is obligated, or after the passage of time or the fulfillment of certain conditions may be obligated, to convey or encumber the Property, any portion thereof or any interest therein to or for the benefit of a party other than Purchaser.

3.18 Bankruptcy. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of Title 11 of the United States Code, as amended, (the “Bankruptcy Code”) or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and it has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. It has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the Contract Date.

3.19 FIRPTA. Seller is not a foreign person, each as defined in the Foreign Investment in Real Property Tax Act or the Treasury Regulations relating thereto.

3.20 Money Laundering. (a) Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(b) Neither Seller, nor any Person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

(c) For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

3.21 Financial Information. Seller has delivered to Purchaser true, accurate and complete audited financial statements regarding the Hotel for the years ending December 31, 2011 and December 31, 2012 and unaudited operating statements as of July 31, 2013 with respect to the Hotel.

3.22 Taxes. Seller has paid and shall pay any and all sales and use taxes and all other taxes in connection with the ownership and operation of the Property that are due and payable prior to Closing, except for any sales and use taxes that may become due as a result of the Notice of Intent to Audit Books and Records issued by the Florida Department of Revenue on August 5, 2010 with respect to Seller’s sales and use taxes for the period from July 1, 2007 through June 30, 2010 (the “Audit”), which Seller shall pay when due; and Seller shall pay when due any and all sales and use taxes and all other taxes in connection with the ownership and operation of the Property prior to Closing. Seller shall Indemnify Purchaser against any Purchaser’s Claims in connection with the results of the Audit, and such indemnification obligation shall not be subject to the Cap pursuant to Section 11.3.

3.23 Certain Limitations on Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Article III are subject to the following express limitations:

(a) The expiration or termination of any Space Lease, Equipment Lease, rooms or other guest or customer agreement or Contract by its terms, except in the event of a default by Seller thereunder, shall not affect the obligations of Purchaser hereunder or render any representation or warranty of Seller untrue;

(b) For purposes of this Agreement, “to the best of Seller’s Knowledge”, “to the Knowledge of Seller”, “known to Seller” or “to Seller’s Knowledge” (or words of similar meaning) shall mean to the actual, present knowledge of Jimmie Williams, Martin Belz, Ronald Belz, the general manager and the controller of the Hotel on the Contract Date, without any personal liability with respect to any representation, warranty or other statement made in connection with this Agreement; Seller hereby represents that the above-named individuals are familiar with the Property and the operation and maintenance thereof; and

(c) Seller’s liability shall be limited as set forth in Section 11.2 hereof.

ARTICLE IV

Purchaser’s Representations, Warranties and Covenants

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

4.1 Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is, or as of the Closing Date shall be, qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

4.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

4.4 Litigation. As of the Contract Date, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the Knowledge of Purchaser (defined below in Section 11.4), threatened in writing against Purchaser, before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Purchaser in a material manner or (b) Purchaser’s ability to enter into or perform this Agreement.

4.5 Money Laundering.

(a) Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(b) Neither Purchaser, nor any Person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

ARTICLE V

Closing

5.1 Closing. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) shall take place by no later than 10 a.m.

(Central Time) on October 1, 2013, or such other earlier date as may be agreed to in writing by the parties (the “Closing Date”). The parties shall deliver to the Title Agent, in escrow, by no later than 3:00 p.m. Central Time on September 30, 2013, all of Seller’s and Purchaser’s closing and other documents required hereunder to be delivered at Closing (except for those the parties agree shall be delivered directly from Seller to Purchaser, including delivery by the presence of such document deliveries at the Hotel). By no later than 12:00 Eastern Time on September 30, 2013, the parties shall execute and deliver joint written instructions to the Escrow Agent directing them to deliver the Deposit (including all interest accrued thereon) to the Title Agent. By no later than 8 a.m. Eastern Time on October 1, 2013, Purchaser shall initiate a wire of the funds necessary to satisfy the mortgage lien against the Property (the “Mortgage Payoff”) directly to the mortgagor thereunder pursuant to a payoff statement and wiring instructions provided by Seller to Purchaser at least three (3) business days prior to Closing. Purchaser shall initiate a wire to Title Agent for the remaining cash payment of the Purchase Price (less the amount of the Mortgage Payoff), and sufficient additional cash necessary for the parties to pay the costs contemplated by Section 5.2, by no later than 8:00 a.m. Eastern Time on October 1, 2013. Title Agent shall promptly disburse all funds received according to the Closing Statement executed by both parties. The Closing shall be conducted as an “escrow closing” which shall take place at the offices of the Title Agent without either party being present, and there shall be no requirement that the parties attend a formal settlement. All transactions at the Closing shall be interdependent and simultaneous, so that none are effective until all are effective.

5.2 Costs. Seller shall pay all costs of removing any title defects which Seller is required to remove pursuant to the provisions hereof. Seller and Purchaser shall aggregate and split 50/50 all state and county transfer and recordation taxes or documentary stamps imposed on the Deed (the “Stamp Tax”), provided that Seller and Purchaser shall first agree in good faith on the amount of consideration related to real property to be stated in the Deed for purposes of calculating the Stamp Tax, and provided further that in no event shall Seller be obligated to pay more than Two Million Two Hundred Thousand Dollars ($2,200,000) of the Stamp Tax. Purchaser shall pay (i) all recording fees connected with the transfer of the Property and the recordation of the Deed, and (ii) all bulk sales taxes and other personal property taxes, if any. Purchaser shall pay the costs of Purchaser’s title insurance policy and survey and all taxes associated with the placement of a mortgage or deed of trust on the Property. Seller and Purchaser shall each pay for fifty percent (50%) of all fees of the Escrow Agent in connection with the Escrow Instructions and the Closing. Each party shall pay its own accountants and attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

Actions Pending Closing

6.1 Conduct of Business and Operation of Property. Between the Contract Date and the Closing Date, (i) Seller shall perform all of its obligations under and shall remain current and in good standing in all obligations hereunder and other agreements applicable to the Property, (ii) Seller shall maintain all casualty and liability insurance policies in effect with respect to the Property through Closing in accordance with Seller’s normal course of business and past practices, (iii) Seller shall continue to operate all restaurants, food and beverage services, hospitality services, maintenance services and other operations with regard to the Property consistent with existing standards, (iv) Seller shall operate the Property in the ordinary course of business consistent with past practices, and shall keep all components thereof in good working condition consistent with past practices and in a prudent and businesslike manner, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Contract Date; (vi) Seller shall, in accordance with its past practices, resupply, substitute or replace any of such items as may be depleted in order that the Property can continue to operate in accordance with Seller’s past practices, and (vii) Seller shall maintain its beneficial relations with guests, suppliers and others having business dealings with the Seller. Seller shall not remove or permit to be removed Personal Property in any material respect except as necessary for repairs or replacements of worn out or obsolete items. Seller shall maintain the Personal Property at levels generally consistent with prior practice until the Closing Date. Seller will promptly provide copies of all contracts entered into by Seller with respect to the Property from the Contract Date until the Closing Date; except that Seller shall not enter into any contracts for the payment or receipt of $50,000 or more with respect to the Hotel without first obtaining the written consent of Purchaser; provided such written consent of Purchaser is received within three (3) business days following Purchaser’s receipt of Seller’s request for such consent from Purchaser; provided further that Purchaser’s failure to timely provide any response to Seller shall be deemed a disapproval; and provided further that Purchaser’s consent shall not be required for contracts that are entered into in the ordinary course of the business of the Hotel and which shall be terminable by Purchaser or its assigns and without any penalty to Purchaser upon not more than thirty (30) days’ notice. Seller shall not terminate, amend, extend, modify or in any manner alter the Equipment Leases, Space Leases or Contracts existing on the Contract Date without Purchaser’s prior written consent; provided such written consent of Purchaser is received within three (3) business days following Purchaser’s receipt of Seller’s request for such consent from Purchaser. Purchaser’s failure to timely provide any such requested response to Seller shall be deemed a disapproval; provided, however, that for group sales contracts, if Purchaser fails to respond within the required three (3) business day period, Purchaser’s failure to timely provide any such requested response to Seller shall be deemed approval by Purchaser. In this respect, Purchaser acknowledges Seller’s ongoing program of replacing HVAC units in the guest rooms and a Contract relating thereto attached hereto as Exhibit 6.1, which program Seller intends to continue in the ordinary course to between the Contract Date and the Closing Date, with any un-installed HVAC units stored (on or off site, all of which HVAC units Seller hereby affirms were paid for in full as of the Closing Date) being conveyed to Purchaser (for no additional consideration) as part of the Personal Property. The foregoing obligations of Seller with respect to the HVAC units shall be performed in a manner consistent with Seller’s current installation program. Seller shall execute, and shall cause York Construction Services, LLC (“York”) to execute, an assignment to Purchaser of Seller’s rights and obligations under certain agreements relating to ongoing construction work on the Property, which assignment shall be in the form attached hereto as Exhibit 6.1(a) (the “Assignment of Construction Contracts”).

6.2 Title Insurance. Purchaser has received a commitment for the issuance of an ALTA 2006 Owner’s policy of title insurance (the “Title Commitment”) relating to the Hotel to be issued by Baker & Hostetler LLP (“Title Agent”), as title agent for First American Title Insurance Company (the “Title Company”), committing to insure Purchaser’s good and marketable fee simple title to the Hotel at Closing in the amount of the Purchase Price.

(a) Seller and Purchaser have agreed to the Permitted Exceptions. As used herein, “Permitted Exceptions” means: (i) applicable zoning regulations and ordinances, (ii) liens for taxes, assessments and governmental charges not yet due and payable, (iii) liens for water and sewer service not yet due and payable, and (iv) matters that are listed on Exhibit 6.2(b) attached hereto. Notwithstanding any provision herein to the contrary, no mortgage, deed of trust, mechanic’s lien, judgment lien or other lien or encumbrance (other than items to be pro-rated hereunder) that evidences or secures an obligation to pay a determinable sum of money (any of the foregoing, a “Monetary Encumbrance”) shall be a Permitted Exception, and Seller hereby agrees to cause all Monetary Encumbrances to be satisfied and discharged in full at or prior to Closing; provided that, other than deeds of trust, mortgages, or tax liens against the Property, Seller shall have no obligation to expend in excess of $1,000,000 (the “Title Cap”) to satisfy and discharge any matters disclosed by the Title Commitment. For avoidance of doubt, on or before the Contract Date, Purchaser has satisfied itself with respect to the state of title to the Hotel, including the Permitted Exceptions.

(b) Seller shall not create, or permit to be created, any additional matters affecting title to the Hotel after the Contract Date. If an additional exception to title (“New Matter”) affecting the Property first arises after the Contract Date, Seller shall be obligated to remove such New Matter or to cause the Title Company to insure or endorse over such New Matter prior to Closing; provided, however, that this obligation shall not apply to any New Matter that is the result of the activities of Purchaser or to which Purchaser has consented in writing; and provided further that, other than deeds of trust, mortgages or tax liens against the Property, Seller shall have no obligation to expend in excess of the Title Cap (inclusive of any amounts expended under Section 6.2(a) above) to satisfy and discharge any New Matters.

(c) Promptly after the Contract Date, Seller shall deliver to Orange County an estoppel in form and substance as set forth in Exhibit 6.2(c) for that certain Contract for Exchange of Property Rights by and between BOCEP Venturers and Orange County recorded July 18, 2000 in Book 6046, Page 3351, as modified by that certain Amended and Restated Easement for Air Rights, Construction and Maintenance and Amendment to Contract for Exchange of Property Rights recorded September 28, 2007 in Book 9452, Page 3505 (the “Orange County Estoppel”). If after commercially reasonable efforts Seller is unable to obtain such Orange County Estoppel from Orange County on or before three (3) business days prior to Closing, Seller shall, in lieu of obtaining such Orange County Estoppel, provide Purchaser with an estoppel certificate executed by Seller certifying as to those matters contained in the proposed Orange County Estoppel.

6.3 Survey. Purchaser may order, at Purchaser’s expense, an ALTA as-built survey of the Hotel from a land surveyor or professional engineer (the “Survey”). The Closing Date shall not be delayed due to Purchaser’s lack of receipt of a Survey or due to disclosures thereon.

6.4 No Action. Between the Contract Date and the Closing Date, Seller shall refrain from taking any action which would render any representation and warranty of Seller contained in this Agreement inaccurate as of the Closing Date. Seller, promptly upon discovery of any material changes to Seller’s representations and warranties in this Agreement, shall deliver to Purchaser supplemental statements (including updated exhibits, if applicable) indicating any changes that Seller has discovered. At Closing, pursuant to Section 7.1 below, Seller shall deliver to Purchaser a certificate pursuant to which Seller shall reaffirm that the representations and warranties are true and correct in all material respects as of the Closing Date, provided that such certificate may reflect any changes to such representations and warranties reflected in such supplemental statements delivered to Purchaser in accordance with this Section. In the event that Seller’s representations and warranties were true and correct in all material respects as of the date of this Agreement, and such changes do not result from a breach by Seller of any of its covenants in this Agreement, then Seller will not be deemed in default hereunder solely because such supplemental statements indicate such changes, provided no supplemental statements shall adversely affect Purchaser’s rights hereunder.

6.5 Cooperation. Seller shall cooperate reasonably with Purchaser in securing any necessary transfer or issuance of any Permits to Purchaser at or immediately following the Closing Date, and Purchaser shall be solely responsible for any fees and charges by applicable governmental entities in connection with such transfer or issuance. Seller will use reasonable efforts to obtain all necessary consents of all third parties to enable Seller to perform its obligations under this Agreement on or before the Closing Date, and shall pay all fees required in connection therewith. The parties shall cooperate in transitioning to Purchaser of the operation of the Hotel effective as of the Closing.

6.6 Inspection.

(a) Purchaser acknowledges that since June 27, 2013 Purchaser has been given certain access to the Property at its own risk, cost and expense and has been permitted to enter, or cause its officers, employees, contractors, consultants, agents or representatives (individually or collectively, the “Hyatt Representatives”) to enter, upon the Hotel for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property. Purchaser shall have the right and license, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause the Hyatt Representatives to enter, upon the Hotel at any reasonable time and upon reasonable prior notice to Seller, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property, provided that any invasive testing shall require Seller’s prior written consent, which may be withheld in Seller’s sole, but reasonable, discretion. In addition, Purchaser may, at its own risk, cost and expense, conduct such architectural, environmental, economic, accounting, legal and other studies of the Property as Purchaser may, in its sole but reasonable discretion, deem desirable, and such other tests that Purchaser reasonably deems necessary under the circumstances in connection with Purchaser’s due diligence activities, subject to the rights of tenants, guests and customers at the Property. Purchaser shall conduct, and ensure that each of the Hyatt Representatives conducts each such entry, test and study in a manner that does not interfere with the guests, customers and tenants of the Property.

(b) In respect to the provisions of Section 6.6(a), Seller shall, for the sole purpose of facilitating Purchaser’s investigations, permit Purchaser and the Hyatt Representatives reasonable access to the Hotel and Personal Property. Purchaser and Hyatt Representatives shall comply with Seller’s reasonable requests with respect to such access to minimize any interference or disturbance to Hotel guests, tenants and the operation of the Hotel, including without limitation: (i) Purchaser shall provide Seller with at least twenty-four (24) hours prior notice (which may be verbal) before entering the Hotel; (ii) at Seller’s election, Hyatt Representatives shall be accompanied by an employee, agent or representative of Seller; (iii) the access shall be on a Business Day between 9:00 a.m. and 5:00 p.m. (local time) or as agreed between Seller and Hyatt Representatives; and (iv) Hyatt Representatives shall not interview or otherwise engage in substantive conversations with employees without being accompanied by an employee, agent or representative of Seller. The inspections permitted under Section 6.6(a) may include a non-invasive Phase I environmental inspection of the Hotel, and architectural, engineering, environmental, soil, structural and other invasive inspections, tests or studies of the Hotel; and provided that (A) all such work shall be contracted for and done in the name of the Purchaser or in the name of Seller or its Affiliate, or Manager, for the benefit of Hyatt, and at Purchaser’s risk and expense, and (B) all such work shall be done in a professional manner.

(c) Prior to Purchaser or any Hyatt Representative’s entry onto the Hotel, Purchaser shall provide Seller with a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains (i) commercial general liability insurance in an amount no less than Two Million United States Dollars (USD $2,000,000.00) in the aggregate, with an insurance company with a Best’s rating of no less than A/VIII, insuring Purchaser against its indemnification obligations under Section 6.6(e), and naming Seller and such other persons reasonably designated by any Seller as an additional insured thereunder, and (ii) worker’s compensation insurance in amount, form and substance required under applicable law. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 6.6(e).

(d) Purchaser acknowledges that since May 28, 2013 Purchaser has been given access to the due diligence materials located in the electronic data room established by Seller with the URL: https://datasite.merrillcorp.com/bidder/splash.do?locale=en (the “Data Room”), and certain access to the as-built drawings in Seller’s possession, and has had the right to make copies of same. Prior to Closing, Purchaser shall have reasonable access to documentation, reports, books, records, agreements and other information in the possession or control of Seller related to the Property and shall have the right to make copies of same. From time to time after the Contract Date, Seller shall promptly provide to Purchaser such other Property information as Purchaser may reasonably request, excluding however, Seller’s internal memoranda, attorney-client privileged materials, internal appraisals conducted by Seller, or reports regarding the Property prepared by Seller or its affiliates solely for the information of the investors in Seller.

(e) Purchaser shall Indemnify Seller with respect to any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs (including reasonable attorneys’ fees and other charges) or expenses (all of the foregoing, collectively, “Claims”) relating to personal injury or property damage caused by the acts or omissions of Purchaser, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Property, other than Claims resulting from the negligence or willful misconduct of Seller or its employees, contractors, officers or other agents or those arising for any liability for and cleanup of or from any environmental condition existing on the Land on the Contract Date which is not caused, disturbed or exacerbated by Purchaser (“Pre-Existing Conditions”). The foregoing indemnity shall survive Closing or any termination of this Agreement. As used throughout this Agreement, the term “Indemnify” means to defend, hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel reasonably satisfactory to it, all at the sole expense and liability of the indemnifying party

(f) Seller shall Indemnify Purchaser and the Hyatt Representatives with respect to any and all Claims relating to any personal injury or property damage in the course of their entry or inspection of the Hotel and Personal Property, caused by the negligence or willful misconduct of Seller or its employees, contractors, officer or other agents, or by any Pre-Existing Conditions, other than for Claims resulting from, and to the extent of, the contributory negligence or willful misconduct of Hyatt’s Representatives. The foregoing indemnity shall survive any expiration or termination of this Agreement.

(g) If this Agreement is terminated for any reason prior to Closing, Purchaser shall promptly (i) return to Seller all original documents provided to Purchaser, and destroy all other documents, (ii) cause all persons to whom Purchaser has provided any documents to return any original documents to Seller, and destroy all other documents, and (iii) certify to Seller that all original documents in Purchaser’s possession or control have been returned to Seller and that all other documents have been destroyed. Upon termination of this Agreement for any reason (other than Closing or Seller’s default under this Agreement), Purchaser shall provide to Seller a copy of all studies, reports and assessments prepared by any person for or on behalf of Purchaser (the “Purchaser Due Diligence Reports”); provided, however, that Purchaser shall not be required to provide Seller with any Purchaser Due Diligence Reports to the extent the same (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to applicable law prohibiting their disclosure by Purchaser, or (iii) constitute confidential internal assessments, reports, financial analysis, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer, employee, lawyer or accountant of Purchaser in connection with Purchaser’s due diligence investigations. Seller acknowledges that the delivery of any such Purchaser Due Diligence Reports shall be without warranty or representation whatsoever other than that such materials have been fully paid for and may be delivered to Seller. To the extent (and only to the extent) of any inconsistency, the provisions of this Section 6.6(g) shall supersede that certain Confidentiality, Non-Disclosure, Non-Circumvention and Non-Solicitation Agreement dated as of May 21, 2013 by and between Belz Partners, L.P. and Hyatt Corporation, as amended by that certain First Amendment to Confidentiality, Non-Disclosure, Non-Circumvention and Non-Solicitation Agreement dated as of August 9, 2013 (as amended, the “Confidentiality Agreement”).

6.7 Liquor Permits. To the extent that any licenses or permits are required for the service of alcoholic beverages at the Hotel (collectively, the “Liquor Permits”), Seller shall, to the extent permitted by applicable laws, rules or regulations, transfer or cause the holder of the Liquor Permits to transfer the Liquor Permits to Purchaser at Closing. If any of the Liquor Permits cannot be transferred to Purchaser, or otherwise be obtained by Purchaser prior to the scheduled Closing, then, to the extent permitted by applicable law, Seller shall cooperate with Purchaser by entering an interim alcoholic beverage management agreement for a period of up to one hundred twenty (120) days from the Closing Date, in form and substance reasonably satisfactory to Purchaser and Seller (the “Interim Agreement”), to allow liquor operations to continue at the Property after Closing even if the Liquor Permits have not been assigned. In such event, Purchaser shall maintain liquor liability insurance in amounts currently maintained by Seller naming Seller and any other parties listed on the Liquor Permits as additional insureds, and further agrees to Indemnify and any other parties listed on the Liquor Permits harmless from and against any liability, cost or expense arising out of Seller’s cooperation with Purchaser during such interim period. Seller shall also reasonably assist and cooperate, at Purchaser’s sole cost, with Purchaser if Purchaser elects to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Hotel pending issuance of a new liquor license, or licenses, to Purchaser. The provisions of this Section 6.7 shall survive the Closing. Seller will cause the holder of the Liquor Permits to execute the Interim Agreement.

6.8 WARN Act and Employees. Seller shall not give any termination notices under the WARN Act to any employees or any governmental authorities. Purchaser shall offer employment to a sufficient number of employees on terms sufficient to avoid applicability of the WARN Act (such employees who accept such offer of employment, collectively, “Rehired Employees”). Moreover, Purchaser shall continue to employ a sufficient number of Rehired Employees for a sufficient period of time to avoid application of the WARN Act. Seller hereby grants Purchaser the right, but not the obligation, to begin interviewing employees of Seller at the Property commencing as of the Effective Date so that Purchaser can determine which of Seller’s employees Purchaser intends to rehire. If Purchaser shall fail to comply with the provisions of this Section 6.8, Purchaser hereby Indemnifies Seller and Seller’s Affiliates from and against any claims, losses, liabilities or damages of any nature that may be incurred by, or asserted against, any such indemnified party arising out of or relating to the failure to give a termination notice under the WARN Act to the employees or to any governmental authorities. Purchaser’s indemnity set forth in this Section 6.8 shall survive Closing for the applicable statute of limitations period (and any lawsuit predicated on a breach of the indemnity must be filed and served within such period).

6.9 Review of Estoppels. Promptly after the Contract Date, Seller shall deliver to each tenant under a Space Lease (each a “Tenant”) and each party (other than Seller) to a Contract (each a “Contract Vendor”) that is listed on Exhibit 6.9 attached hereto, an estoppel certificate in substantially the respective forms of Exhibit 6.9A attached hereto (or the form of estoppel certificate such Tenant or Contract Vendor is obligated to deliver pursuant to its Space Lease or Contract) (collectively, the “Estoppels”). Seller shall use commercially reasonable efforts to have said Estoppels completed and signed by each Tenant and Contract Vendor and delivered to Seller by no later than ten (10) days prior to Closing, provided that, so long as Seller has used commercially reasonable efforts to obtain such Estoppels, the failure to obtain any of the Estoppels shall not constitute a default under this Agreement.

Seller shall deliver copies of the completed Estoppels to Purchaser as Seller receives them. Purchaser shall notify Seller within three (3) days of receipt of any Estoppel in the event Purchaser determines that such Estoppel is not acceptable to Purchaser, in Purchaser’s commercially reasonable discretion, together with an explanation of the reason such Estoppel is not acceptable to Purchaser. In the event Purchaser fails to give such notice within three (3) day period, then such Estoppel shall be deemed to be acceptable to Purchaser.

If after commercially reasonable efforts Seller is unable to obtain an Estoppel from any one or more Tenants or Contract Vendors on or before ten (10) days prior to Closing, Seller shall, in lieu of obtaining an estoppel certificate from such Tenant(s) or Contract Vendor(s), provide Purchaser with an estoppel certificate (a “Seller Estoppel”) executed by Seller certifying as to those matters contained in Exhibit 6.9A. Notwithstanding the foregoing, Seller shall provide Seller Estoppels, if necessary, for only those Space Leases or Contracts listed on Exhibit 6.9 that contain language affirmatively requiring the respective Tenant or Contract Vendor to provide Seller with an estoppel.

6.10 Notice. Between the Contract Date and the Closing Date, Seller shall promptly notify Purchaser of (a) any claim, action, suit proceeding, inquiry or investigation pending which relates to the Property or the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereunder coming to Seller’s Knowledge, (b) any circumstance or development which could materially adversely impair or affect its ability to perform its obligations under this Agreement, (c) any repair of any equipment or the Property or any damage to the Property which may occur which will require an amount in excess of Fifty Thousand Dollars ($50,000.00) to repair or replace (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (e) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement, or (f) all litigation that may be threatened, brought, asserted or commenced against Seller or with respect to the Property (i) involving the transactions called for by this Agreement or (ii) which affects the Property or operation of the Property as currently operated.

6.11 Insider Trading/Standstill. Seller is aware, and agrees that it will advise all of its Affiliates and their respective agents, contractors, consultants and other third parties who are informed of matters related to this Agreement and the transactions contemplated hereunder, that United States securities laws, rules and regulations prohibit any person or entity who has received from an issuer material non-public information concerning the issuer from purchasing or selling securities of such issuer, including Purchaser or Purchaser’s Affiliates (“Hyatt Parties”), and from communicating such information to any person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities. Without limiting the generality of the foregoing, Seller or its Affiliates shall not sell and shall use its commercially reasonable efforts to cause any of their respective agents, contractors, consultants and other third parties not to, without Purchaser’s prior written consent: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Hyatt Parties assets or voting securities or direct or indirect rights to acquire any Hyatt Party voting securities; (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any Hyatt Party’s voting securities; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions), any extraordinary transaction involving any Hyatt Party or any of their assets or securities; (d) form, join or in any way participate as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the foregoing; or (e) take any action that could reasonably be expected to require any Hyatt Party to make a public announcement regarding the transactions called for by this Agreement.

6.12 Employee Severance Obligations. Subject to Sections 6.8 and 13.8, Seller shall remain solely responsible for any and all severance pay or benefits packages currently offered by Seller to (a) any Employees not hired by Purchaser, and (b) those Employees in the Credit Team that are hired by Purchaser but are terminated by Purchaser within thirty (30) days after the expiration of the ninety (90) day period referenced in Section 13.2 below, provided that, in the case of Employees described in clause (b), Purchaser shall pay any accrued amounts to the extent it received a credit therefor at Closing and Seller shall pay any excess amount then due for such severance pay or benefits currently offered by Seller.

ARTICLE VII

Conditions Precedent to Purchaser’s Obligations at Closing

In addition to any conditions set forth elsewhere in this Agreement for the benefit of Purchaser, it shall be a condition to Purchaser’s obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived in writing by Purchaser).

7.1 Representations and Warranties. Each of Seller’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date and Purchaser shall have received a certificate signed by Seller to that effect.

7.2 Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Seller at or prior to Closing.

7.3 Title. Subject only to payment of the Purchase Price, delivery of the Deed and payment of the applicable title premiums, the Title Company shall be unconditionally committed to issue to Purchaser title insurance, in conformance with the Title Commitment subject only to the Permitted Exceptions.

7.4 Failure of Condition. If any condition precedent set forth in this Article 7 is not satisfied as of the Closing Date (other than by reason of Seller’s default), Purchaser, at its sole election, may (i) terminate this Agreement (and receive a return of the Deposit), (ii) waive the condition and proceed to Closing or (iii) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Seller to satisfy such condition.

ARTICLE VIII

Conditions Precedent to Seller’s Obligations at Closing

In addition to any conditions set forth elsewhere in this Agreement for the benefit of Seller, it shall be a condition to Seller’s obligation to sell the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived in writing by Seller).

8.1 Representations and Warranties. Each of Purchaser’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date and Seller shall have received a certificate signed by Purchaser to that effect.

8.2 Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Purchaser at or prior to Closing.

8.3 Failure of Condition. If any condition precedent set forth in this Article 8 is not satisfied as of the Closing Date, Seller, at its sole election, may (i) terminate this Agreement (and keep the Deposit), (ii) waive the condition and proceed to Closing or (iii) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Purchaser to satisfy such condition.

ARTICLE IX

Closing Deliveries

9.1 Seller’s Deliveries. At Closing, Seller shall deliver to Purchaser, via escrow with the Title Agent, the following documents (each dated as of the Closing Date) and deliveries:

(a) Deed. A special warranty deed substantially in the form attached as Exhibit B hereto (the “Deed”) executed by Seller and duly notarized.

(b) Bill of Sale. Two (2) duly executed counterparts of a bill of sale and assignment and assumption of documents substantially in the form attached as Exhibit C hereto (the “Bill of Sale”) executed by Seller.

(c) FIRPTA Certificate. A certificate, in the form attached hereto as Exhibit F, executed by the Transferor (as defined therein).

(d) Title Affidavit/Gap Indemnity. An owner’s title affidavit, including a “gap indemnity” undertaking, in form and substance reasonably satisfactory to the Title Company to deleted the standard pre-printed exceptions to title, executed by Seller and duly acknowledged.

(e) Termination of Operating Lease. A termination of the Operating Lease (at Seller’s cost, if any), effective as of the Closing Date, duly executed and acknowledged by Seller, as landlord, and Belz Partners, L.P., a Tennessee limited partnership, as tenant.

(f) Termination of Management Agreement. A termination of the Management Agreement (at Seller’s cost, if any) effective as of the Closing Date, duly executed and acknowledged by Seller and Manager.

(g) Termination of Peabody License Agreement. A termination of the Peabody License Agreement (at Seller’s cost, if any) effective as of the Closing Date, duly executed and acknowledged by Peabody and Manager.

(h) Termination of Excluded Contracts and Excluded Equipment Leases. Reasonably satisfactory evidence of Seller’s termination or notice of termination of the Excluded Contracts and Excluded Equipment Leases (at Seller’s cost, if any) effective as of, or to be effective promptly after, the Closing Date.

(i) Payoff of Equipment Leases. Reasonably satisfactory evidence of Seller’s payment in full, or adequate security for the payment in full, of the General Electric Capital Corporation, Suntrust Equipment Finance & Leasing and Triumph Bank Equipment Leases listed on Exhibit 3.8A, which payment may be made by Seller out of Seller’s proceeds at Closing and will be based upon a written payoff statement provided by each such lessor delivered by Seller to Title Agent.

(j) Settlement Statement. The Settlement Statement, executed by Seller.

(k) Interim Agreement. If applicable, the Interim Agreement, executed by the party, or parties, in whose name(s) the Liquor Permits are issued as of the Closing Date.

(l) Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement, executed by Seller.

(m) Certificate. The certificate required under Section 7.1.

(n) Authorizing Resolutions. Resolutions evidencing the authority of the signatory to execute all documents effectuating the sale of the Property. Such resolutions may be in the form of a certification from Lothar Estein, the President of Seller, or Lance Fair, the Vice President of Seller, that such resolutions were validly adopted by the partners of the Seller and the requisite majority required under the Seller’s limited partnership agreement.

(o) Third Party Consents. Any third party consents required for the effective conveyance of the Property in accordance with the terms and conditions of this Agreement.

(p) Assignment of Construction Contracts. The Assignment of Construction Contracts executed by Seller and York.

(q) Estoppels. The executed Estoppels and Seller Estoppels, if applicable, obtained pursuant to Section 6.9, provided, however, that Purchaser acknowledges and agrees that, subject to the provisions of the first paragraph of Section 6.9, Seller shall not be in breach of this Agreement for failure to deliver the Estoppels at Closing.

(r) Orange County Estoppel. The executed Orange County Estoppel obtained pursuant to Section 6.2(c), or, if applicable, an estoppel certificate executed by Seller certifying as to those matters contained in the proposed Orange County Estoppel.

(s) Other Documents. Such other documents and instruments as may be reasonably required or requested by the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

9.2 Purchaser’s Deliveries. At Closing, Purchaser shall deliver to Seller, via escrow with the Title Agent, the following documents (each dated as of the Closing Date) and deliveries:

(a) Purchase Price. The Purchase Price, subject to the adjustments and prorations set forth on the Settlement Statement, in the manner provided for in this Agreement.

(b) Bill of Sale. Two (2) duly executed counterparts of the Bill of Sale executed by Purchaser.

(c) Settlement Statement. The Settlement Statement, executed by Purchaser.

(d) Interim Agreement. If applicable, the Interim Agreement, executed by Seller.

(e) Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement, executed by Purchaser.

(f) Certificate. The certificate required under Section 8.1.

(g) Assignment of Construction Contracts. The Assignment of Construction Contracts executed by Purchaser.

(h) Other Documents. Such other documents and instruments as may be reasonably required or requested by the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

9.3 Possession; Books and Records, Keys. At Closing, Seller shall deliver to Purchaser possession of the Property, together with all books and records in Seller’s possession, in accordance with and subject to any privacy laws or regulations, necessary or desirable for the operation of the Property, and all keys, including, without limitation, keys for all security systems, rooms and offices. For avoidance of doubt, Seller will retain all original payroll records, personnel records and human resource and personnel files for the Employees. For a period of three (3) years after Closing, Purchaser shall provide access to Seller and its representatives to such delivered books and records at all reasonable times on not less than forty-eight (48) hours prior notice. Seller shall have the right to retain copies of any books and records relating to the ownership or operation of the Property for the period prior to the Closing Date.

ARTICLE X

Default

10.1 Purchaser’s Default. If Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligation to do so have been satisfied or waived by Purchaser, and Purchaser does not cure such failure within ten (10) days after written notice thereof by Seller, and if as a result of such failure Seller terminates this Agreement, Escrow Agent shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate, and neither party shall have any further obligations or liabilities to the other party (except for such obligations and liabilities as expressly survive the termination hereof). IF THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF PURCHASER’S FAILURE TO CLOSE WHEN OBLIGATED TO DO SO, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE THE DEPOSIT IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY.

10.2 Seller’s Default. If Seller breaches its representations, warranties, covenants and/or agreements under this Agreement in any material respect or has failed or is unable to consummate the purchase and sale contemplated herein by the Closing Date, and such breach or failure is not cured within ten (10) days following receipt of written notice thereof from Purchaser, Purchaser may either (a) waive such default and proceed to Closing, (b) within thirty (30) days following the scheduled Closing Date (as may have been extended by the parties or otherwise as set forth in this Agreement), commence an action for specific performance without offset to the Purchase Price (except Purchaser shall be entitled to offset Purchaser’s attorney’s fees and costs in connection with such action), or (c) terminate this Agreement, whereupon the Escrow Agent shall return the Deposit to Purchaser in accordance with the Escrow Instructions and Purchaser shall be entitled, as its sole remedy, to recover its actual third party out of pocket costs incurred in connection with the transactions contemplated hereunder, not to exceed $1,000,000.

ARTICLE XI

“AS IS” Sale; Survival; Indemnification Obligations; Post-Closing Obligations

11.1 AS IS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN: PURCHASER ACKNOWLEDGES AND AGREES THAT, PURCHASER IS ACQUIRING THE PROPERTY AS-IS, WHERE-IS, AND WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF (INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES WHATSOEVER CONTAINED IN OR CREATED UNDER THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY OTHER JURISDICTION WHOSE LAW MAY BE APPLICABLE TO THE CONSTRUCTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY AND ALL INSTRUMENTS CONTEMPLATED HEREIN). WITHOUT LIMITATION ON THE FOREGOING, PURCHASER WILL BE ACQUIRING THE PROPERTY SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTIONS, EXAMINATIONS, AND EVALUATIONS OF THE PROPERTY AND PRIOR TO TAKING TITLE TO THE PROPERTY, PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO DETERMINE WHETHER PURCHASER IS SATISFIED WITH THE CONDITION, QUALITY, QUANTITY, OPERATION, STATE OF REPAIR, AND PROSPECTS OF THE PROPERTY IN ALL RESPECTS, AND PURCHASER SHALL HAVE DECIDED THAT PURCHASER IS WILLING TO ACQUIRE THE PROPERTY “AS-IS, WHERE-IS”, AND WITH ALL FAULTS. PURCHASER AGREES AND ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III HEREOF, NO OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES HAVE AT ANY TIME BEEN MADE BY SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, AS TO (A) THE CONDITION, SAFETY, QUALITY, QUANTITY, USE, OCCUPANCY, OPERATION OR STATE OF REPAIR OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY, (C) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION OF THE HOTEL WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE CONDITION, SAFETY, QUALITY, QUANTITY, USE, OCCUPANCY, OPERATION, STATE OF REPAIR, OR PROSPECTS FOR THE PROPERTY IN ANY RESPECT.

11.2 Survival; Limitations and Holdback. Seller’s and Purchaser’s representations and warranties, indemnification obligations, and all other covenants and agreements of Seller shall survive the Closing for a period of fourteen (14) months (the “Survival Period”), provided, however, Seller’s representations as set forth in Section 3.14 shall survive until the expiration of the statute of limitations for such claims, and shall not be deemed to have merged into any of the documents delivered at Closing.

11.3 Limitations on Purchaser Claims; Holdback. Except to the extent expressly excepted from this Section 11.3, any post-Closing Claim by Purchaser of a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, and any right of Purchaser to have Seller Indemnify Purchaser for a Purchaser Third-Party Claim (each such Claim and Third-Party Claim, a “Purchaser’s Claim”) shall at all times and in all events be subject to and limited by the following:

(a) Submission of Claim. Purchaser shall have delivered to Seller written notice asserting such Purchaser’s Claim, and stating in detail the factual basis for such Purchaser’s Claim, prior to the expiration of the Survival Period.

(b) Minimum Damages. Except as set forth in Section 13.8 below, Purchaser’s damages resulting from Purchaser’s Claims must exceed an amount equal to One Million Dollars ($1,000,000) in the aggregate (the “Threshold”), and, in the event Purchaser’s aggregate damages exceed the Threshold, then subject to the limitations set forth in Sections 11.3(c) and 11.3(d) below, Purchaser shall be entitled to recover from Seller the total amount of such damages for which Seller’s liability for all claims shall begin at zero.

(c) Cap. Notwithstanding anything contained in this Agreement to the contrary, except for fraud or willful misconduct on the part of Seller, in no event shall (i) Seller have any liability for a Purchaser’s Claim if prior to Closing Purchaser has Knowledge (as described in Section 11.4 below) of any fact or circumstance which makes such representation or warranty untrue or of any breach of any other covenant or agreement or (ii) Seller’s liability in the aggregate for all Purchaser’s Claims asserted as set forth in Section 11.3(a) exceed, (A) with respect to the time period between the Closing Date and April 10, 2014 (the “Reduction Date”), Twenty Million Dollars ($20,000,000) out of pocket from Seller and not inclusive of any insurance proceeds received by either party (the “Initial Cap”), and (B) following the Reduction Date and ending upon termination of the Survival Period, Fifteen Million Dollars ($15,000,000) out of pocket from Seller and not inclusive of any insurance proceeds received by either party (the “Reduced Cap”). In no event shall Seller be obligated to make a payment to Purchaser for any Purchaser’s Claim to the extent Purchaser has received or has been given written confirmation from the insurer of payment of insurance proceeds (inclusive of title insurance proceeds) or has received a damage recovery against a third party for such Purchaser’s Claim; provided, that if Purchaser shall receive any such insurance or other third-party proceeds relating to a Purchaser’s Claim following receipt of payment by Seller with respect to such Purchaser’s Claim, then Purchaser shall promptly remit such insurance or third-party proceeds directly to Seller.

(d) Post-Closing Escrow. In furtherance of Purchaser’s rights under this Agreement, Seller shall, or shall direct Escrow Agent to, place the sum of $20,000,000 (the “Post-Closing Escrow Amount”) in escrow (the “Post-Closing Escrow Fund”) with Escrow

Agent at Closing pursuant to escrow instructions in the form attached hereto as Exhibit G (the “Post-Closing Escrow Agreement”), and Seller shall have no further obligation to deposit any further amounts into the Post-Closing Escrow Fund. Purchaser, Seller and Escrow Agent shall execute the Post-Closing Escrow Agreement prior to Closing, and Escrow Agent shall hold and disburse the Post-Closing Escrow Fund in accordance with the terms of this Agreement and the Post-Closing Escrow Agreement. On the Reduction Date and upon receipt of a copy of the executed Post-Closing Guaranty (as defined below), Escrow Agent shall disburse to Seller fifty percent (50%) of the then-outstanding amount of the Post-Closing Escrow Fund (less and excluding any amount that is the subject of an outstanding Purchaser’s Claim as of such date (the “Pre-Reduction Retained Amount”), which Pre-Reduction Retained Amount shall continue to be held by Escrow Agent pending resolution of the applicable Purchaser’s Claim (the “Disbursed Amount”)). For any Purchaser Claim which arises following the Reduction Date (but prior to the expiration of the Survival Period), Belz Investco GP and Union Realty GP shall guaranty Seller’s obligation to pay the amount by which any such Purchaser’s Claims exceed the remaining balance of the Post-Closing Escrow Fund, up to the amount of the Reduced Cap, but in no event shall the amount guaranteed exceed the Disbursed Amount (the “Guaranty Gap”), the form of such guaranty is attached hereto as Exhibit 11.3(d) (“Post-Closing Guaranty”). If any Purchaser’s Claims that were asserted prior to the Reduction Date are resolved and paid from the Pre-Reduction Retained Amount prior to the end of the Survival Period, any remaining balance of the Pre-Reduction Retained Amount shall, at Seller’s option, either (i) be disbursed to Seller, or (ii) be retained by the Escrow Agent, upon which the Guaranty Cap shall be reduced by an amount equal to such remaining balance of the Pre-Reduction Retained Amount (see Exhibit 11.3(d)(1) for an example). Upon the expiration of the Survival Period, Escrow Agent shall disburse the balance of the Post-Closing Escrow Fund to Seller; provided, however, that Escrow Agent shall retain in the Post-Closing Escrow Fund any amount that is the subject of an outstanding Purchaser’s Claim as of such date. Except as expressly provided in this Section 11.3(d), it is expressly agreed that all payments made by Seller to Purchaser pursuant to this Section 11.3 in respect of the Purchaser’s Claims shall be made solely and exclusively from the Post-Closing Escrow Fund until such time as the Post-Closing Escrow Fund shall be deplete.

(e) Purchaser’s Sole and Exclusive Remedy. Purchaser hereby acknowledges and agrees that if the Closing occurs under this Agreement, then Purchaser’s remedies set forth in this Section 11.3 and in Section 11.6 hereof, and subject in all events to the limitations and restrictions set forth in this Article XI, shall be Purchaser’s sole and exclusive remedies against Seller for any breach or default or alleged breach or default by Seller under this Agreement or in connection with any matter related to the transactions contemplated under this Agreement or any indemnification therefor, and that in no event shall Purchaser have the right to initiate any other action or remedy against Seller in connection with this Agreement or in connection with any matter related to the transactions contemplated under this Agreement.

11.4 Purchaser’s Knowledge. All of the representations and warranties of Seller set forth in this Agreement are qualified by any written disclosures made to Purchaser by or on behalf of Seller prior to the Closing Date. If Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to the Closing, and Purchaser nevertheless elects not to pursue its remedies hereunder prior to Closing, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach and Seller shall have no liability to Purchaser in connection with such breach following Closing. Purchaser acknowledges and agrees that each of Seller’s representations and warranties set forth in this Agreement are and shall be deemed qualified by Purchaser’s Knowledge. As used in this Section 11.4, “Purchaser’s Knowledge” or any phrase of like meaning shall be deemed to mean, and Purchaser shall be deemed to have “Knowledge” of, the following: (i) the contents of all of the due diligence materials delivered to Purchaser or its representatives by or on behalf of Seller, including those disclosed in the Data Room at least five (5) business days before the Closing Date (ii) the contents of all third party reports obtained by Purchaser, and (iii) all Exhibits to this Agreement.

11.5 Limitations on Seller Claims. Any post-Closing Claim by Seller of a breach of any representation, warranty covenant or agreement of Purchaser set forth in this Agreement, and any right of Seller to have Purchaser Indemnify Seller for a Seller Third-Party Claim (each such Claim and Third-Party Claim, a “Seller’s Claim”) shall at all times and in all events be subject to and limited by the following:

(a) Submission of Claim. Seller shall have delivered to Purchaser written notice claiming such breach, and stating in detail the factual basis for such Seller’s Claim prior to the expiration of the Survival Period;

(b) Minimum Damages. Seller’s damages resulting from Seller’s Claim must exceed the Threshold, and in the event that Seller’s aggregate damages exceed the Threshold, then subject to the limitation set forth in Section 11.5(c) below, Seller shall be entitled to recover from Purchaser the total amount of such damages for which Purchaser’s liability for all claims shall begin at zero.

(c) Cap. Notwithstanding anything contained in this Agreement to the contrary, except for fraud or willful misconduct on the part of Purchaser, in no event shall Purchaser have any liability for a Seller’s Claim if prior to Closing Seller has Knowledge of any fact or circumstance which makes such representation or warranty untrue or of any breach of any other covenant or agreement, or Purchaser’s liability in the aggregate for all Seller’s Claims asserted as set forth in Section 11.5(a) exceed (A) with respect to the time period between the Closing Date and the Reduction Date, Twenty Million Dollars ($20,000,000) out of pocket from Purchaser and not inclusive of any insurance proceeds received by either party (the “Purchaser’s Initial Cap”), and (B) following the Reduction Date and ending upon termination of the Survival Period, Fifteen Million Dollars ($15,000,000) out of pocket from Purchaser and not inclusive of any insurance proceeds received by either party (the “Purchaser’s Reduced Cap”), and in no event shall Purchaser be obligated to make a payment to Seller for any Seller’s Claim to the extent Seller has received has been given written confirmation from the insurer of payment of insurance proceeds (inclusive of title insurance proceeds) or has received a damage recovery against a third party for such Seller’s Claim; provided, that if Seller shall receive any such insurance or other third-party proceeds relating to a Seller’s Claim following receipt of payment by Purchaser with respect to such Seller’s Claim, then Seller shall promptly remit such insurance or third-party proceeds directly to Purchaser.

(d) Seller’s Sole and Exclusive Remedy. Seller hereby acknowledges and agrees that if the Closing occurs under this Agreement, then Seller’s remedies set forth in this Section 11.5 and in Section 11.6 hereof, and subject in all events to the limitations and restrictions set forth in this Article XI, shall be Seller’s sole and exclusive remedies against Purchaser for any breach or default or alleged breach or default by Purchaser under this Agreement or in connection with any matter related to the transactions contemplated under this Agreement or any indemnification therefor, and that in no event shall Seller have the right to initiate any other action or remedy against Purchaser in connection with this Agreement or in connection with any matter related to the transactions contemplated under this Agreement

11.6 Indemnification.

(a) Agreement to Indemnify. Notwithstanding any provisions of this Agreement to the contrary, but in all events subject to the limitations, conditions and requirements otherwise set forth in this Article XI, (a) Seller shall Indemnify Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees and other charges) arising out of (i) the material inaccuracy of any representation or warranty of Seller herein, (ii) the failure of Seller to perform any of its obligations hereunder in any material respect, (iii) with respect to Claims asserted by third-parties relating to damage to property or injury to or death of any person occurring on or about the Property or any portion thereof during the period of Seller’s ownership of the Hotel (the “Purchaser Third-Party Claims”); and Purchaser shall Indemnify Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) arising out of (i) the material inaccuracy of any representation or warranty of Purchaser herein, (ii) the failure of Purchaser to perform any of its obligations hereunder in any material respect, or (iii) with respect to Claims asserted by third-parties relating to damage to property or injury to or death of any person or in connection with the Property at any time or times after the Closing (the “Seller Third-Party Claims”).

(b) Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a Purchaser Third-Party Claim or Seller Third-Party Claim, as the case may be, for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a Material Adverse Effect on the indemnified party, or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. The failure of an indemnified party to provide prompt notice of a Purchaser Third-Party Claim or a Seller Third-Party Claim to the indemnifying party pursuant to the first sentence of this Section 11.6(b) shall not relieve the indemnifying party of its obligation to Indemnify the indemnified party hereunder, except if such failure materially prejudices the indemnifying party’s ability to conduct such Indemnification, and except to the extent such failure materially increases the amount of the applicable Purchaser Third-Party Claim or Seller Third-Party Claim.

11.7 Damages. The parties hereby agree that all damages to either party shall be limited to actual, documented damages, and shall not include punitive and consequential damages, which the parties hereby affirmatively waive.

11.8 Survival of Article. The provisions of this Article XI shall survive the Closing for the Survival Period.

ARTICLE XII

Casualty or Condemnation

12.1 Notice to Purchaser. Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at the Hotel between the Contract Date and the Closing Date; provided, however, that Seller shall not be deemed to be in default under this Section 12.1 for failure to report minor incidents causing insignificant damage.

12.2 Condemnation, Casualty or Litigation. If, prior to Closing, (i) condemnation proceedings or similar proceedings are commenced or threatened in writing against all or any material portion of the Property and Seller receives such written notice, or (ii) a material fire or other casualty occurs, Purchaser shall have the right, upon notice in writing to Seller delivered within fifteen (15) days after actual notice of such condemnation, fire or other casualty, to terminate this Agreement. Upon such termination, the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder except for obligations that expressly survive termination of this Agreement. If the Property is so damaged but this Agreement is not terminated, the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all of Seller’s share of the condemnation award or the proceeds of any fire or other casualty insurance plus the amount of any deductible under such insurance that has not been applied to the restoration or repair of such damage, and all rent loss insurance proceeds (if any) payable with respect to the Property relating to the period after Closing, and Seller shall have no obligation to repair or restore the Property. As used herein with respect to a condemnation, the term “material” means a condemnation or similar event as a result of which

(a) the amount of the condemnation award or purchase price, as the case may be, exceeds or is likely to exceed four percent (4%) of the Purchase Price, or (b) all or any portion of the access to the Property will be altered or modified such that the Property will not be usable for its intended purpose to the same extent as existed prior to the condemnation, in whole or in part, or (c) the Property will be rendered non-compliant with applicable law, or (d) any of the Improvements on the Property are condemned. As used herein with respect to a casualty, the term “material” means a casualty as a result of which the cost of repair, as estimated by Purchaser’s engineer, exceeds four percent (4%) of the Purchase Price. If a casualty to any part of the Property has occurred and Purchaser is required or elects to complete the purchase of the Property, Seller shall reasonably cooperate with Purchaser in prosecuting all insurance claims assigned to Purchaser at Closing.

12.3 Risk of Loss. Subject to the provisions of this Article XII, the risk of loss or damage to the Property shall remain with Seller until the delivery of the Deed.

ARTICLE XIII

PRORATIONS AND EXPENSES

13.1 Prorations Generally. The items of revenue and expense set forth in this Section 13.1 shall be prorated between the Parties (the “Prorations”) as 11:59 p.m. local time on the day immediately preceding the Closing Date (the “Proration Time”), or such other time expressly provided in this Section 13.1, so that the Closing Date is a day of income and expense for Purchaser. Seller and Purchaser shall receive debits and credits against the Purchase Price pursuant to this Article XIII. In the case of any adjustment to be made at Closing, the portion of the Purchase Price payable pursuant to Section 2.1 shall be increased or decreased to reflect such adjustment.

(a) Income and Expenses. Except as otherwise expressly set forth in this Article XIII, all items of income and expense of the Property with respect to the period prior to the Proration Time shall be for the account of Seller, and all items of income and expense of the Hotel with respect to the period after the Proration Time shall be for the account of Purchaser. Seller shall receive a credit for all prepaid expenses as of the Proration Time relating to the period after the Proration Time, including, without limitation, prepaid expenses under Contracts, prepaid future sales events, prepaid customer booking events, advertising expenses, trade association dues and trade subscriptions, and prepaid fees for assignable permits. Seller shall receive a credit for the revenue surcharge reserves (the “Revenue Surcharge Reserves”) being held by the counterparties under the Convention Center Hotel Revenue Surcharge Agreement identified as a Contract in Exhibit 3.7. Except as otherwise expressly set forth in this Article XIII, all Prorations shall be on an accrual basis in accordance with generally accepted accounting principles.

(b) Settlement Statement. All income and expenses described in this Article XIII that can be determined or estimated on the Closing Date shall be so determined or estimated by Purchaser and Seller in good faith based on a final night audit performed, and shall be set forth on a settlement statement (“Settlement Statement”) executed by Seller and Purchaser at Closing.

(c) Post-Closing True-up. Subject to the terms hereof, Seller and Purchaser shall agree upon a final determination of the prorations required hereunder (the “True-up”), and within fifteen (15) days of the True-up, Seller or Purchaser, as the case may be, shall pay to the other the amount as may be required by the True-up. Within one hundred twenty (120) days after Closing, Purchaser shall prepare and submit to Seller a recalculation and reapportionment (“True-Up Statement”) of the prorations and credits, reflecting actual figures and not estimates, for any income and expenses (i) which were not apportioned on the Settlement Statement because of the unavailability of information, (ii) which were apportioned on the Settlement Statement based upon estimated or incomplete information, or (iii) for which errors exist on the Settlement Statement, which True-Up Statement shall be binding on Purchaser and Seller unless Seller delivers notice to Purchaser within ten (10) days after Seller’s receipt thereof disputing any one or more line items on Purchaser’s True-Up Statement. If Seller disputes any one or more line items on the Purchaser’s True-Up Statement, a nationally recognized accounting firm selected by Seller and reasonably approved by Purchaser shall be engaged to provide a revised True-Up Statement; provided, however, that if the net amount of the prorations and credits determined by such accounting firm is within 5% of the net amount as determined by Purchaser, Seller shall bear the entire fees and costs of the accounting firm in making such determination, and if the net amount of the prorations and credits determined by the accounting firm is greater than 5% of the net amount as determined by Purchaser, Purchaser shall bear the entire fees and costs of the accounting firm in making such determination. Each of Seller and Purchaser shall cooperate in good faith and act reasonably after Closing in preparation of the True-Up Statement. Except as otherwise expressly set forth in this Agreement (including for real estate taxes and assessments), there shall be no further adjustment between Seller and Purchaser for income and expenses. Notwithstanding anything herein to the contrary, any breach by either party of its obligation hereunder to pay any amounts owed to the other party as a result of the True-up Statement are not subject to the Threshold.

13.2 Room Revenue; Receivables and Payables. Seller shall deliver to Purchaser on the Closing Date a schedule of confirmed reservations for dates subsequent to the Closing, which schedule shall list the party for whose benefit the reservation was made, the amount of deposit thereunder, the amount of any room rental deposits and the amount of any other deposits made for advance reservations, banquets or future services to be provided after the Closing. Any down payments and advance deposits that are (i) received by Seller prior to the Closing Date and (ii) made with respect to confirmed reservations for dates on or after the Closing will be credited at Closing to Purchaser; and any prepaid bookings and prepaid costs for trade events made by Seller prior to Closing will be credited to Seller. All revenues received or to be received on account of room rents, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini bars, in-room food and beverage, telephone, facsimile and data communications, in room movie, laundry and other service charges allocated to such room, for the period prior to and including the Proration Time shall belong to Seller (with Purchaser to remit such revenues to Seller to the extent any such revenues are paid to Purchaser following Closing), and all such revenues for the period beginning on the day immediately following the Proration Time shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of the Proration Time are collectively called the “Guest Ledger.” Purchaser shall pay over to Seller, as and when received by Purchaser, a portion of the proceeds from each Property guest on the Guest Ledger, which portion corresponds proportionately to the portion of such guest’s payment attributable to the period ending on and including the Proration Time; provided, however, that if an amount less than the total amount due from a guest is collected and the guest continued in occupancy after the Proration Time, such amount shall be applied first to any amount owing by such person to Purchaser and thereafter to such person’s amounts accruing to Seller. All accounts receivable and accounts payable relating to the Hotel in respect of the period prior to the Proration Time shall be for Seller’s sole account, and (except as may be expressly required by this Agreement) Purchaser shall not be responsible to Seller for the collection or payment of same. Notwithstanding the foregoing, payments received by Purchaser that are identified as relating to such accounts receivable shall be promptly turned over to Seller. Purchaser agrees to retain Seller’s current credit manager (Janet Le Gross) and associated staff (the “Credit Team”) for a period of ninety (90) days after Closing to assist in the collection of accounts receivable relating to the Hotel in respect of the period prior to the Proration Time, and Purchaser and Seller agree to aggregate and split 50/50 the salaries and related benefit costs (maintained at current levels) for the Credit Team payable during such ninety (90) day period. During this ninety (90) day period, the Credit Team shall be entitled to reasonable access to and support from sales and catering personnel as needed to bill and collect receivables. Further, during this ninety (90) day period, Purchaser agrees to cooperate with Seller to continue to run and maintain any systems needed to aid in the collection of receivables (property management system, sales and catering systems, etc.). Notwithstanding the foregoing, Seller may, at its discretion, before or after the Closing Date, pursue collection (including formal proceedings, as appropriate) for its own account of any accounts receivable that are outstanding ninety (90) days or more.

13.3 Food and Beverage Revenue; Vending Machine Revenue. All monies received in connection with bar and restaurant services at the Hotel prior to the Proration Time shall belong to Seller. Vending machine proceeds shall be counted as close to the Proration Time as is possible and the net amount thereof shall be credited to Seller at Closing.

13.4 Other Hotel Revenues.

(a) All monies received in connection with spa, salon and retail services, if any, at the Hotel prior to the Proration Time shall belong to Seller. Seller shall provide Purchaser with a complete schedule of spa and salon bookings and the amount of any deposits made for such bookings as of the Proration Time and Purchaser shall receive a credit equal to the sum of all such deposits made for spa and salon bookings relating to the period from and after the Proration Time.

(b) Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings and other functions occurring in any conference, banquet or meeting rooms in the Property, including usage charges and related taxes, food and beverage sale, valet parking charges, equipment rentals, and telecommunication charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Proration Time being allocable to Seller; (ii) one-day functions commencing after the Proration Time being allocable to Purchaser and (iii) multi-day functions that include periods both before and after the Proration Time being prorated between Seller and Purchaser according to actual revenues earned during the period of time before and from and after the Proration Time.

13.5 Guests’ Property.

(a) Safe Deposit Boxes. On the day prior to the Closing, Seller shall request in writing that all guests of the Hotel who have safe deposit boxes remove and verify the contents of such safe deposit boxes. Seller may have a representative present at the Hotel during such period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be opened on the day of Closing in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify, defend and save and hold Seller harmless for, from and against any Third-Party Claim or obligation arising out of or with respect to such recorded property. Seller shall be responsible for, and shall indemnify, defend and hold Purchaser harmless for, from and against, any Claim arising with respect to property placed in the safe deposit boxes before the Closing that is not listed in said inventory.

(b) Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the day prior to the Closing Date (the “Baggage Inventory List”). Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed on the Baggage Inventory List. Purchaser agrees to indemnify, defend and save and hold Seller harmless for, from and against any Claim arising out of or with respect to the items listed on the Baggage Inventory List, and Seller agrees to indemnify, defend and save and hold Purchaser harmless from and against any Third-Party Claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed on the Baggage Inventory List.

13.6 Real Estate Taxes; Sales Taxes. Real estate taxes, personal property taxes, special assessments, if any, shall be apportioned as of the Closing Date on the basis of the fiscal period for which assessed and prorated as of the Proration Time and Seller shall be responsible for all such amounts attributable to the period prior to the Proration Time, and Purchaser shall be responsible for all such amounts attributable to the period after the Proration Time. If the actual amount of taxes due for the tax year in which the Closing occurs is not available from the taxing authority as of the Closing Date, then such taxes shall be prorated on an estimated basis using the taxes levied for the prior tax year, assuming a payment by November 30. When the actual amount of taxes due for the tax year in which the Closing occurs become publically available from the taxing authority, then either party may recalculate such prorations and notify the other party of such reprorations in writing within sixty (60) days after such actual tax amount becomes publically available. Any amounts payable by Seller or Purchaser under this Section 13.6 shall be paid to the other party within fifteen (15) days after receipt of the written notification provided for hereinabove. Seller will timely file any Florida sales and use tax returns or other documents required of Seller with or for remittance of Sales Tax and shall pay or cause all Sales Tax to be paid for the period prior to the Closing Date. Purchaser will timely file any Florida sales and use tax returns or other documents required of Purchaser with or for remittance of Sales Tax and shall pay or cause all Sales Tax to be paid after the Closing Date.

13.7 Rents. Rent and other fixed or variable payments due from tenants under the Space Leases (“Rents”) shall be prorated between Purchaser and Seller as of Closing; provided, however, that no proration shall be made of any Rent that is not actually received by Seller prior to Closing. Rent that relates to the period in which the Closing occurs but that was not paid before Closing (and therefore was not prorated at Closing) shall be prorated between Seller and Purchaser as of the Closing Date, but not until it is actually collected by Purchaser after the Closing, it being understood and agreed that Purchaser shall have no obligation to collect delinquent rent on behalf of Seller. Rent collected by Purchaser after the Closing, net of the costs of collection (including reasonable attorneys’ fees and costs), shall be applied first to unpaid Rent accruing on and after the Closing Date, and then to unpaid Rent accruing before the Closing Date. If Seller mistakenly receives any Rent after the Closing Date, Seller shall promptly deliver such Rent to Purchaser in full. Upon receipt of any such Rent from Seller, Purchaser shall first apply such Rent to unpaid Rent accruing after the Closing Date, and then to unpaid Rent accruing before the Closing Date. At Closing, Seller shall furnish to Purchaser a complete and correct schedule of all rents and other fixed charges which are then due and payable but which have not been paid. Any security deposits or advance payments of rent held by Seller under the Space Leases at Closing shall be paid over to Purchaser at Closing or credited against the Purchase Price.

13.8 Employee Compensation. Purchaser shall receive a credit at Closing for the value of the following items, to the extent accrued (whether vested or not) by Employees at the Property through the Proration Time (collectively, the “Employee Benefit Payables”), provided, however, that Purchaser will receive only a credit to the extent such Employees are actually rehired by Purchaser: all employees’ wages, accrued vacation pay, bonuses (specifically excluding the 2013 Bonuses which are addressed below), pension benefits, any COBRA rights, and other benefits earned and accrued by Employees at the Property through the Proration Time, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employees, and Seller shall indemnify Purchaser for any Claims in connection with the aforementioned (which indemnification obligation shall not be subject to the Threshold. Purchaser shall assume all liability and responsibility for the Employee Benefit Payables for those Employees rehired by Purchaser. Purchaser shall be responsible for any liability for payment of all employees’ wages, accrued vacation pay, bonuses, pension benefits, any COBRA rights, and other benefits earned and accrued by employees at the Property accruing after the Proration Time, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employee, and Purchaser shall indemnify Seller for any Claims in connection with the aforementioned, including the Employee Benefit Payables for the rehired Employees (which indemnification obligation shall not be subject to the Threshold ). Given Seller’s policy of not monetizing unused personal days, Purchaser shall not receive a credit at Closing for the value of any personal days accrued by Employees at the Property through the Proration Time, and any such benefit for the period following the Closing, including the election to carry over such accrued personal days for those Employees rehired by Purchaser, shall be at Purchaser’s sole cost and expense. With respect to the Current Bonus Program for the 2013 fiscal year (the “2013 Bonuses”), the 2013 Bonuses payable to rehired Employees shall be determined by Seller as of the Closing Date. Seller shall be solely responsible for such amount and shall make timely payments (February, 2014) directly to the employees listed on Exhibit 13.8, consistent with its past practices. Any bonuses applicable to operations subsequent to the Closing Date shall be the sole responsibility of the Purchaser. In accordance with Section 6.12, Seller shall remain solely responsible for any and all severance pay or benefits packages currently offered by Seller to (a) any Employees not hired by Purchaser, and (b) those Employees in the Credit Team that are hired by Purchaser but are terminated by Purchaser within thirty (30) days after the expiration of the ninety (90) day period referenced in Section 13.2 above, provided that, in the case of Employees described in clause (b), Purchaser shall pay any accrued amounts to the extent it received a credit therefor at Closing and Seller shall pay any excess amount then due for such severance pay or benefits currently offered by Seller.

13.9 Reserves. At Closing, Seller shall retain the account or accounts that hold funds comprising any “FF&E reserve,” “reserve for replacements”, “working capital reserves”, or similar reserve (collectively, “Reserves”), and any other reserve accounts held by Seller’s lender, Seller or any other party on behalf of Seller, (including all funds deposited in the Reserves for the period prior to the Proration Time), and no adjustment to Purchase Price shall be made in respect of any such reserves. Seller shall receive a credit for Revenue Surcharge Reserves described in Section 3.7. All cash in the house banks, cash registers, vaults, safes (other than that belonging to guests), petty cash boxes, and coin-operated devices at the Hotel as of the Proration Time, each of which shall be hand counted by the parties as of the Proration Time.

13.10 Complementary Vouchers. Seller and Purchaser agree to negotiate in good faith prior to Closing to agree upon the amount of a lump sum credit to be provided by Seller to Purchaser on the Closing Statement for complementary vouchers issued by Seller that may be used at the Property after Closing for rooms, services, food or merchandise.

13.11 Survival. The terms and provisions of this Article XIII shall survive the Closing for the Survival Period.

ARTICLE XIV

Miscellaneous

14.1 Assignment. (a) Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more wholly owned subsidiary to take title to the Property or to any component thereof or to assign this Agreement to one or more wholly owned subsidiaries without Seller’s consent, upon written notice to Seller no later than five (5) days prior to the Closing Date, but Purchaser shall remain liable following any such assignment for all obligations of “Purchaser” hereunder.

(b) In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Seller or Purchaser of its interest in this Agreement shall not relieve Seller or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee’s successors, heirs, legal representatives and assigns.

14.2 Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

14.3 Applicable Law. This Agreement shall be governed by the laws of the State of Florida, without resort to the choice of law rules thereof. The parties irrevocably agree that any action, suit or other legal proceeding with respect to this Agreement shall be brought and determined in any federal court sitting in Orlando, Florida or other courts of the State of Florida located in Orange County, and the parties irrevocably submit with regard to any such action, suit or other proceeding generally and unconditionally to the exclusive jurisdiction of the aforesaid courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.4 Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference. The words “herein” and “hereof” mean “in this Agreement” and “of this Agreement,” respectively, and do not designate any particular section, subsection or other portion of this Agreement to the exclusion of any other portion of this Agreement.

14.5 Notices. All notices, certificates and other communications permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to the person designated to receive the same with proof of delivery or rejection of delivery (if on a business day during business hours) thereof (any notice or communications so delivered being deemed to have been received at the time delivered or rejected), or sent overnight by Federal Express or other reputable express courier service (any notice or communication so delivered being deemed to have been received on delivery or rejection), or sent via electronic mail or facsimile (any notice or communication so sent being deemed to have been given upon electronic confirmation of transmission provided the same are not returned as undeliverable; and provided further that an original of such notice is also delivered by hand delivery or overnight courier as noted above within two (2) business days) addressed to the respective parties as follows:

If to Seller:	UST Hotel Joint Venture, LTD.
c/o Belz Enterprises
100 Peabody Place, Suite 1400
Memphis, Tennessee 38103
Attention: Jimmie Williams
Email: Jimmie.Williams@belz.com
Facsimile: 901.260.7408

With a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street NW
Washington, DC 20004
Attention: Carol Weld King, Esq.
E-mail: carol.king@hoganlovells.com
Facsimile: 202.637.5910

With a copy to:	Estein & Associates USA, Ltd.
4705 S. Apopka Vineland Road
Suite 201
Orlando FL 32819
Attention: Lothar Estein
Email: Lestein@esteinusa.com
Facsimile: 407.909.2222

With a copy to:	Ciklin Lubitz Martens McBane & O’Connell
515 North Flagler Drive - 20th floor
West Palm Beach, FL 33401
Attention: Dean Vegosen, Esq.
Email: dvegosen@ciklinlubitz.com
Facsimile: 561.833.4209

If to Purchaser:	Hyatt Equities, L.L.C.
71 South Wacker Drive
Chicago, IL 60606
Attention: Tiffany Leadbetter, Vice President, Corporate Transactions Group
Email: tiffany.leadbetter@hyatt.com
Facsimile: 312.780.5284

With copy to:	Hyatt Equities, L.L.C.
71 South Wacker Drive
Chicago, IL 60606
Attention: Margaret C. Egan, Senior Vice President & Associate General Counsel
Email: margaret.egan@hyatt.com
Facsimile: 312.780.5284

With copy to:	Baker & Hostetler LLP
200 South Orange Avenue
Suite 200
Orlando, Florida 32801
Attention: John Melicharek, Esq.
E-mail: jmelicharek@bakerlaw.com
Facsimile: (407) 841-0168

If to Escrow Agent:	First American Title Insurance Company
2233 Lee Road
Suite 101
Winter Park, FL 32789
Attention: Larry Deal
Email: ldeal@firstam.com
Facsimile: (407) 691-5301
Phone: (407) 691-5200

or to such other address as may be designated by a proper notice.

14.6 Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

14.7 Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

14.8 Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

14.9 Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement. Notwithstanding the foregoing, if any day herein set forth for the performance of any obligations of Seller or Purchaser, for the delivery of any instrument or notice as herein provided, or for the expiration of any period should be a Saturday, Sunday or legal holiday, the compliance with such obligations shall be timely, the delivery of such instrument or notice shall be timely or the expiration of such period shall occur, as applicable, on the next business day following such Saturday, Sunday or legal holiday. As used herein, (a) the term “legal holiday” means any state or federal holiday on which, or in observance of which, the Board of Governors of the U.S. Federal Reserve System dictates that Federal Reserve banks are to be closed, and (b) the term “business day” means a day that is not a Saturday, Sunday or legal holiday.

14.10 Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

14.11 Counterparts; Electronic Copies. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, provided all of such counterparts, taken together, include the signatures of all parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. A facsimile or electronic copy of this Agreement shall have the same effect as an original.

14.12 Brokerage. Purchaser and Seller each represents and warrants to the other that no broker or agent is entitled to the payment of a commission for services rendered in connection with the transactions contemplated herein, except that, for avoidance of doubt, Seller shall be responsible for any payment due to Goldman, Sachs & Co. Each of the parties hereto agrees to Indemnify the other with respect to any Claim made by a broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 14.12 shall survive Closing and the Survival Date.

14.13 Public Announcements. Except as otherwise expressly provided herein, prior to Closing, neither Seller nor Purchaser shall make any public statement or issue any press release with respect to this Agreement or the transactions contemplated hereby unless such public statement or press release mutually approved by the parties. Seller hereby expressly acknowledges that Purchaser is an affiliate of a publicly-traded company. Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations, provided that Purchaser will advise Seller as to any such disclosures. Further, after the public announcement of the transactions contemplated hereby pursuant to the terms of this Section 14.13, the parties agree to negotiate in good faith to promptly agree upon the form of notice to provide to vendors, service providers, tenants and groups under group sales agreements making them aware of the pending transfer of the Property and their respective Contracts and Leases. This Section 14.13 shall supersede the Confidentiality Agreement.

14.14 Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective deeds, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement. Each party agrees to cooperate and take any actions reasonably necessary to comply with any bulk sales or other sales tax statutes in connection with the transactions contemplated by this Agreement.

14.15 Attorneys’ Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including paraprofessional fees and such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

14.16 Transition Matters.

(a) Seller and its Affiliates will cooperate with Purchaser and its Affiliates to effect an orderly transition of management functions from Seller and its Affiliates to Purchaser and its Affiliates. Subject to prior notice and Seller’s participation as described in Section 6.6, prior to the Closing Date, Purchaser and its Affiliates may hold meetings or interviews with, and make presentations to, employees of the Hotel explaining Purchaser and its Affiliates’ intentions with respect to their employment following the Closing Date, describing Purchaser and its Affiliates’ benefits, responding to employee questions, and otherwise preparing for the transfer of employee status. In this regard, Seller will provide reasonable space at the Hotel to Purchaser and its Affiliates, for the purpose of holding such meetings, and shall afford to Purchaser and its Affiliates use of necessary audio/visual materials where necessary, and office space and facilities at the Hotel (such as telephone, telecopy and duplication equipment), reasonably requested by Purchaser and its Affiliates’ human resources personnel. From the Closing Date and for a period of [twelve (12)] months thereafter, Purchaser will make accounting personnel reasonably available for Seller’s benefit from time to time to assist Seller and its Affiliates with respect to the preparation of financial information relating to the ownership and operation of the Property and to assist the closing of the books as of the Closing Date and to wrap up the affairs of the Seller as it relates to the Property, and to the extent the accounts receivable relating to the Hotel in respect of the period prior to the Proration Time are not assumed by Purchaser at Closing, Purchaser also will make collection personnel reasonably available for Seller’s benefit.

(b) Purchaser and its Affiliates agree that it will cease the use and display of the Seller Intellectual Property on and as of the Closing Date, except that Purchaser and its Affiliates shall have the right to continue to use any consumable inventory, operating equipment and Fixed Asset Supplies bearing the name “Peabody” or any other Seller Intellectual Property for a period not in excess of sixty (60) days following the Closing Date (the “Transition Period”), but shall have no right to reorder any quantities of such items. All signs, displays and interior and exterior graphics and other materials in or on the Hotel bearing the name “Peabody” and any other Seller Intellectual Property will be removed, or covered over, by Purchaser and its Affiliates at its expense, promptly upon the expiration of the Transition Period so as not to be visible to the public. Purchaser agrees that during the Transition Period, so long as the name “Peabody” is being used in connection with the Hotel, the use and display of the duck team(s) and duck exhibition(s) at the Hotel shall continue as they have in the past; and Purchaser and its Affiliates further agree that upon the expiration of the Transition Period, (i) any items at the Hotel with the “Peabody” logo that remain unused or unsold shall be promptly returned to Seller and (ii) the use and display of the duck team(s) and duck exhibition(s) at the Hotel shall cease. Any of the items described in this Section 14.16(b) remaining shall be returned to Seller upon the expiration of the Transition Period.

(c) Intentionally deleted.

(d) Notwithstanding the foregoing in this Section 14.16, after the Closing Date, neither Purchaser and its Affiliates, nor any Person acting on behalf of Purchaser or its Affiliates, shall directly or indirectly hold itself or the Hotel out to the public as being or remaining (or otherwise associated with) the name “Peabody” or any other Seller Intellectual Property or with a “Peabody” hotel or resort, or in any way affiliated with Seller and its Affiliates. In addition, except as expressly provided above in this Section 14.16, Purchaser and its Affiliates agree, as of the Closing Date, to cease using all Seller Intellectual Property, all such Seller Intellectual Property being the sole property of Seller and its Affiliates. Except as expressly reserved in this Section 14.16, Seller and its Affiliates may remove Seller Intellectual Property (without any payment or other reimbursement) on or before or after the Closing Date.

(e) In addition to the right to use certain Seller Intellectual Property as expressly provided above in this Section 14.16, Purchaser and its Affiliates shall be entitled to utilize the proprietary operating and accounting systems (excluding any such proprietary systems that provide access to other Seller Intellectual Property such as, for example, guest and group data bases for hotels other than the Hotel) utilized by Seller and its Affiliates as described on Exhibit 14.16 for the Transition Period, to the extent use of the same is necessary to maintain front desk, back-of-house, accounting and operational systems and maintenance programs, with the understanding that the systems described on Exhibit 14.16 shall be returned to Seller upon the expiration of the Transition Period; except that, if any of such software represents only proprietary enhancements to commercial software owned by third parties, Purchaser and its Affiliates acknowledge that their right to use the same shall be subject to appropriate license approval from the owner thereof, as to which Seller and its Affiliates agree to cooperate, in all reasonable respects in assisting Purchaser and its Affiliates, to arrange such licenses. Prior to Closing, Seller and its Affiliates will provide Purchaser and its Affiliates with a written list of operating and accounting systems software actually installed in the Hotel by or for Seller and its Affiliates, and, if requested by Purchaser and its Affiliates, Seller and its Affiliates will request and use commercially reasonable efforts, without cost to Seller and its Affiliates, to obtain extensions of any such operating or accounting software systems licensing agreements for the Transition Period, with any costs related thereto to be borne solely by Purchaser and its Affiliates. Information on guests, patrons or groups relating solely to the Hotel shall be owned by Purchaser, but Seller and its Affiliates shall have a license to use such information solely in connection with Seller’s efforts to collect receivables pursuant to Section 13.2.

(f) Although the removal of any software programs shall be coordinated with the installation of replacement systems, Seller and its Affiliates shall have no obligation to allow the proprietary software listed on Exhibit 14.16 to remain in the Hotel beyond the Transition Period. To the extent necessary for an orderly transition of management functions, both a hard copy and, if feasible, an electronic copy of guest information relating to their patronage of the Hotel for the period through the Closing Date shall be given to Purchaser and its Affiliates (except for such information which may have previously been discarded in accordance with applicable records retention policies). Purchaser and its Affiliates shall use commercially reasonable efforts to facilitate the orderly electronic transfer of all records and information pertaining to the Hotel and to Purchaser and its Affiliates’ systems, with any costs relating thereto being Purchaser and its Affiliates. To the extent Seller or its Affiliates have leased any computer equipment or communications equipment for use at the Hotel, Purchaser and its Affiliates shall have the right, at their option, either to request that any such lease be transferred to Purchaser and its Affiliates (to the extent the same are transferable without the consent of third parties) or that Purchaser and its Affiliates seek to buy out the equipment covered by any such lease, the cost of which shall be borne solely by Purchaser and its Affiliates. Any such lease transfer or buy-out shall be subject to the approval of the third party seller of such equipment. If not assignable or if the same cannot be bought out, Purchaser and its Affiliates shall remove all such equipment from the Hotel at any time on or after the effective date of termination of this Agreement but in no event later than sixty (60) days thereafter

(g) The provisions of this Section 14.16 shall be covered by Purchaser’s indemnity obligations as set forth in Section 11.4.

14.17 Confidentiality Agreement. The terms and provisions of the Confidentiality Agreement, which is attached hereto as Exhibit F, shall continue from the Contract Date up through and including the Closing Date.

14.18 Tax Deferred Exchange Provisions. Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange, including the execution of documents reasonably required to qualify the transaction for treatment under Section 1031; provided, however, that (a) the cooperating party shall not be required to acquire or take title to any exchange property, (b) the cooperating party shall not be required to incur any additional expense or liability in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys’ fees incurred with respect to the exchange, (c) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (d) the effectuating party shall give the cooperating party at least three (3) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow, (e) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense, (f) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction, and (g) the election to effect such an exchange shall not delay the Closing of the transaction as defined herein. The party requesting the Exchange shall indemnify the other party for any cost or damage to such other party which results from the effectuation of the tax deferred exchange of the properties. Seller and Purchaser each further agrees that either party may assign its interest in this Contract to a qualified intermediary (“Intermediary”), and that each party will sign a form consenting to such assignment upon request of the Intermediary.

14.19 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date indicated above.

SELLER

UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership

By:	/s/ Lothar Estein
Name:	Lothar Estein
Its:	President

PURCHASER

HYATT EQUITIES, L.L.C., a Delaware limited liability company

By:	/s/ Stephen G. Haggerty
Name:	Stephen G. Haggerty
Its:	SVP-Real Estate & Development

[Signature Page to Purchase and Sale Agreement]

EXHIBITS

Exhibit A	Legal Description of Land
Exhibit B	Form of Deed
Exhibit C	Form of Bill of Sale
Exhibit D	FIRPTA Certificate
Exhibit E	Post-Closing Escrow Agreement
Exhibit F	Confidentiality Agreement
Exhibit 2.3	Escrow Instructions
Exhibit 3.5	List of Proceedings
Exhibit 3.7	List of Contracts
Exhibit 3.7A	List of Excluded Contracts
Exhibit 3.8	List of Equipment Leases
Exhibit 3.8A	List of Excluded Equipment Leases
Exhibit 3.10	List of Space Leases
Exhibit 3.11	Remaining ADA Obligations
Exhibit 3.12	List of Environmental Reports
Exhibit 3.14	Labor and Employment Matters
Exhibit 6.1	HVAC Contract
Exhibit 6.1(a)	Form of Assignment of Construction Contracts
Exhibit 6.2(b)	List of Permitted Exceptions
Exhibit 6.2(c)	Form of Orange County Estoppel
Exhibit 6.9	List of Estoppel Certificates to be Prepared
Exhibit 6.9A	Form of Estoppel Certificate
Exhibit 11.3(d)	Form of Post Closing Guaranty
Exhibit 11.3(d)(1)	Post-Closing Escrow Fund Example
Exhibit 13.8	Employees Receiving 2013 Bonuses
Exhibit 14.16	List of Intellectual Property

EXHIBIT A

Legal Description of Land

PARCEL ONE:

From the Southeast corner of Block “A”, “PLAZA INTERNATIONAL UNIT SIX”, as recorded in Plat Book 12, Page 78, Public Records of Orange County, Florida, run South 89 degrees 33 minutes 06 seconds West 511.83 feet along the South boundary of Block “A” for the POINT OF BEGINNING, said Point of Beginning being the beginning of tangent curve concave Northeasterly, having a radius of 1,176.50 feet and an intersection angle of 113 degrees 01 minutes 43 seconds; thence run Northwesterly, Northerly and Northeasterly 2,320.91 feet along the arc of said curve and the Westerly boundary of said Block “A” to the Northwest corner thereof; thence run South 67 degrees 25 minutes 11 seconds East 381.50 feet along the Northerly boundary of said Bock “A” to a point on a non-tangent curve concave Southeasterly and having a radius of 795.00 feet, said curve the Easterly boundary of said Block “A”; thence from a tangent bearing of South 22 degrees 34 minutes 49 seconds West, run Southwesterly 67.84 feet along the arc of said curve and said Easterly boundary through a central angle of 04 degrees 53 minutes 22 seconds to the end of said curve and the beginning of a compound curve concave Easterly, having a radius of 495.00 feet and an intersection angle of 67 degrees 17 minutes 14 seconds; thence run Southerly 581.32 feet along the arc of said curve and said Easterly boundary to the end of said curve and the beginning of a compound curve concave Northeasterly, having a radius of 795.00 feet and an intersection angle of 40 degrees 38 minutes 52 seconds; thence run Southeasterly 564.00 feet along the arc of said curve and said Easterly boundary to the end of said curve; thence run North 00 degrees 14 minutes 39 seconds West 45.00 feet along the boundary of said Block “A”; thence run North 89 degrees 45 minutes 21 seconds East 91.53 feet along the Northerly boundary of said Block “A”; thence run South 00 degrees 26 minutes 54 seconds East 746.50 feet to the Point of Beginning.

AND

PARCEL TWO:

From the Southeast corner of Block A, PLAZA INTERNATIONAL UNIT SIX, as recorded in Plat Book 12, Page 78, Public Records of Orange County, Florida, run South 89 degrees 33 minutes 06 seconds West 406.85 feet along the South boundary of said Block A to a 4” x 4” concrete monument with disc stamped “LS 1585 LS 1819 LS 3186” for the POINT OF BEGINNING, said Point of Beginning being the beginning of a tangent curve concave Northwesterly and having a radius of 70.00 feet; thence from a tangent bearing of North 89 degrees 33 minutes 06 seconds East, run Northeasterly 85.59 feet along the arc of said curve through a central angle of 70 degrees 03 minutes 08 seconds to a 4” x 4” concrete monument with disc stamped “LS 1585 LS 1819 LS 3186” at the end of said curve; thence run North 19 degrees 29 minutes 58 seconds East 120.90 feet to a 4” x 4” concrete monument with disc stamped “LS 1585 LS 1819 LS 3186” at the beginning of a tangent curve concave Southeasterly and having a radius of 771.50 feet; thence run Northeasterly 292.35 feet along the arc of said curve through a central angle of 21 degrees 42 minutes 41 seconds to the most Southerly corner of that certain parcel of land being described in “Exhibit “A” as recorded in Official Records Book 6046 at Page 3358, Public Records of Orange County, Florida, said most Southerly corner being the beginning of a reverse curve concave Northwesterly and having a radius of 510.57 feet; thence run Northeasterly 367.23 feet along the arc of said curve and the Westerly boundary of said parcel of land being described in Exhibit “A” through a central angle of 41 degrees 12 minutes 39 seconds to the Northeast corner of the aforesaid Block “A”; thence run South 89 degrees 45 minutes 21 seconds West 489.94 feet along the Northerly boundary of said Block A to a 4” x 4” concrete monument with disc stamped “LS 1585 LS 1819 LS 3186” at the Northeast corner of that certain parcel of land described and recorded in Official Records Book 3581, Page 1597, Public Records of Orange County, Florida; thence run South 00 degrees 26 minutes 54 seconds East 746.50 feet to a 4” x 4” concrete monument at the Southeast corner of said parcel of land, said Southeast corner being a point on the aforesaid South boundary of Block A; thence run North 89 degrees 33 minutes 06 seconds East 104.98 feet to the Point of Beginning.

AND

PARCEL THREE:

From the Southeast corner of Block A, PLAZA INTERNATIONAL UNIT SIX, as recorded in Plat Book 12, Page 78, Public Records of Orange County, Florida, run North 00 degrees 26 minutes 54 seconds West 309.43 feet along the East boundary of said Block A; thence run North 40 degrees 24 minutes 31 seconds East 314.94 feet along said East boundary to the most Easterly corner of said Block “A”; thence run North 49 degrees 35 minutes 29 seconds West 113.80 feet along the Northeasterly boundary of said Block A to a 4” x 4” concrete monument with disc stamped “LS 1585 LS 1819 LS 3186” for the POINT OF BEGINNING; thence continue North 49 degrees 35 minutes 29 seconds West 187.53 feet along said Northeasterly boundary to the Northeast corner of said Block “A”, said Northeast corner being a point on a non-tangent curve concave Northwesterly and having a radius of 510.57 feet; thence from a tangent bearing of South, run Southwesterly 367.23 feet along the arc of said curve through a central angle of 41 degrees 12 minutes 39 seconds to the end of said curve, the end of said curve being a point on a non-tangent curve concave Southeasterly and having a radius of 771.50 feet; thence from a tangent bearing of North 41 degrees 12 minutes 39 seconds East, run Northeasterly 189.16 feet along the arc of said curve through a central angle of 14 degrees 02 minutes 52 seconds to a 4” x 4” concrete monument with disc stamped “LS 1585 LS 1819 LS 3186” at the end of said curve; thence North 55 degrees 15 minutes 31 seconds East 156.42 feet to the Point of Beginning.

EXHIBIT B

Form of Deed

This instrument was prepared

by and should be returned to:

John Melicharek, Jr., Esq.

BAKER & HOSTETLER LLP

SunTrust Center, Suite 2300

200 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 649-4000

Telecopier: (407) 841-0168

Parcel I.D. No.:

Consideration: $

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, made and executed as of this      day of             , 2013, by UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership, with an address of c/o Belz Enterprises, 100 Peabody Place, Suite 1400, Memphis, Tennessee 38103 (hereinafter referred to as the “Grantor”), to                                         , a                                                               (hereinafter referred to as the “Grantee”), with an address of                                                                                  .

W I T N E S S E T H:

That the Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged by these presents does grant, bargain, sell, alien, remise, release, convey, and confirm unto the Grantee that certain real property (the “Property”) located in Orange County, Florida more particularly described as follows, to wit:

See attached Exhibit “A”

SUBJECT TO taxes and assessments accruing subsequent to December 31, 2012, and those matters set forth on attached Exhibit “B”.

TOGETHER WITH all and singular the tenements, hereditaments, easements and appurtenances, thereunto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever.

AND the Grantor hereby covenants with said Grantee that the Grantor is lawfully seized of said land in fee simple; that the Grantor has good right and lawful authority to sell and convey said land, and hereby warrants the title to said land and will defend the same against the lawful claims of all persons claiming by, through or under the said Grantor.

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed in manner and form sufficient to bind it as of the day and year first above written.

Signed, sealed and delivered in the presence of:	UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership

By:
Witness Signature	Printed:
Print Name:	As its:

Witness Signature
Print Name:

                                         )

                                         ) ss.

                                         )

The foregoing instrument was acknowledged before me this      day of             , 2013, by                                         , as                                          of UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership, on behalf of said partnership. S/He is [    ] personally known to me or [    ] has produced                                                                                   as identification.

(Notary Signature)
(NOTARY SEAL)
(Notary Name Printed)
Commission No.

EXHIBIT “A”

Legal Description

[To be attached]

EXHIBIT “B”

Permitted Exceptions

[To be attached]

EXHIBIT C

Form of Bill of Sale

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is entered into as of                  , 2013 by and between                                                              , a                                          with its principal offices at                                                                                                        (“Assignor”), and                                                                                   , a                      with its principal offices at                                                                                                        (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. All capitalized terms used herein without definition shall have the meanings given them in that certain Purchase and Sale Agreement between Assignor and Assignee dated as of             , 2013 (the “Purchase Agreement”) for the sale by the Assignor to the Assignee of the Property described therein and commonly known as the Peabody Orlando Hotel (the “Hotel”).

2. Assignor hereby unconditionally gives, grants, bargains, sells, assigns, contributes, transfers, conveys, and delivers to Assignee, and Assignee accepts and assumes, from and after the date hereof, all of Assignor’s right, title, and interest, whether now existing or hereafter acquired in, to, and under the following:

(a) the Personal Property;

(b) the Contracts;

(c) the Equipment Leases;

(d) the Space Leases

(e) all assignable licenses and permits relating to the Hotel and its operations;

(f) all records, files, documents, plans, specifications, permits, certificates of title, guest lists and other instruments and records of whatsoever kind or nature related to any of the foregoing and in Assignor’s possession or control; and

(g) the HVAC units purchased by Assignor and stored at Randall Mechanical, Inc., 3307 S. Clarcona Road, Apopka, Florida 32703.

(h) all rights, claims, choses in action or other interests of Assignor in, related to, or arising out of any of the foregoing with respect to the period on or after the date hereof.

PROVIDED, HOWEVER, that any alcoholic beverages that under the law of the state in which the Hotel are located may not legally be transferred from Assignor to Assignee are excepted and excluded from the conveyance by Assignor to Assignee and from this Bill of Sale;

Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Property arising on or after the date hereof.

This Bill of Sale is subject in its entirety to the terms and conditions of the Purchase Agreement. To the extent the terms and conditions hereof and thereof are inconsistent, the terms and conditions of the Purchase Agreement shall control.

This Bill of Sale shall be governed by the laws of the State of Florida (except for the choice of law provisions thereof).

This Bill of Sale may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Bill of Sale to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

If any part of this Bill of Sale is declared invalid by a court of competent jurisdiction, this Bill of Sale shall be construed as if such part did not exist, and the balance thereof shall be given full effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Bill of Sale as of the date first written above.

ASSIGNOR:

WITNESS/ATTEST:

By:	By:
Name:	Name:
Its:

[SEAL]
ASSIGNEE:

WITNESS/ATTEST:

By:	By:
Name:	Name:
Its:
[SEAL]

EXHIBIT D

FORM OF FIRPTA AFFIDAVIT

AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by the Transferor (defined in paragraph 1 below), the undersigned hereby certifies the following on behalf of Transferor:

1.                      (“Transferor”), a              limited partnership, is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

2. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations);

3. Transferor’s U.S. employer tax identification number is                     ;

4. Transferor’s office address is                     .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Dated:             , 2013.

[INSERT SIGNATURE BLOCK FOR TRANSFEROR, AS DEFINED ABOVE]

EXHIBIT E

POST-CLOSING ESCROW AGREEMENT

THIS POST-CLOSING ESCROW AGREEMENT (this “Agreement”) is made as of             , 2013 by and among (i) HYATT EQUITIES, L.L.C., a Delaware limited liability company (“Purchaser”), (ii) UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership (“Seller”) and (iii) FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).

R E C I T A L S:

A. Reference is made to that certain Purchase and Sale Agreement, dated as of             , 2013 (the “Purchase Agreement”), between Seller and Purchaser with respect to the Property identified on Exhibit A hereto (the “Property”).

B. Section 11.2 of the Purchase Agreement requires that, in order to ensure that adequate funds will be available to Purchaser for recovery with respect to any and all of the post-closing liabilities of Seller under the Purchase Agreement (collectively, “Post-Closing Obligations”), an amount equal to Twenty Million and No/100 Dollars ($20,000,000) has been deposited by Seller into escrow with Escrow Agent, in the form of cash, subject to the provisions of this Agreement.

C. Seller, Purchaser and Escrow Agent have agreed to set forth herein their respective agreements and covenants with respect to the escrow of such funds.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Agent covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Engagement of Escrow Agent. Seller and Purchaser hereby appoint Escrow Agent, and Escrow Agent hereby accepts such appointment, to act and serve as the escrow agent under and pursuant to this Agreement and Escrow Agent shall establish an escrow in connection therewith (the “Escrow”).

3. Acknowledgement of Receipt of Escrow. Escrow Agent hereby acknowledges that it has received from Seller cash in the sum of $20,000,000, which cash Escrow Agent agrees to hold and disburse pursuant to and in accordance with the terms of this Agreement. This sum or such portion thereof as from time to time is held by Escrow Agent pursuant to this Agreement, together with all interest earned thereon, is herein referred to as the “Escrow Funds.”

4. Holding of Funds. The Escrow Funds shall be held and invested by Escrow Agent only in a separate interest-bearing escrow account for the benefit of Seller and/or Purchaser in any reputable trust company, bank, savings bank, savings association, or other financial services entity, including any affiliate of Escrow Agent. It is understood by Seller and Purchaser that Escrow Agent shall not be liable for any loss of interest occasioned by the choice by Escrow Agent of one financial institution over another. Interest earned on any such amount or on any cash placed in the Escrow by Seller shall become part of such amount and shall, for income tax purposes, be deemed earned by Seller. Seller’s federal taxpayer identification number is                     .

5. Disbursements/Claims by Purchaser.

(a) On Thursday, April 10, 2014 (the “Reduction Date”), Escrow Agent shall release to Seller, in immediately available federal funds, in accordance with disbursement instructions attached hereto as Exhibit “A”, an amount, if any, equal to fifty percent (50%) of (i) Escrow Funds minus (ii) the aggregate, as of the Reduction Date, of any known or pending Set Aside Amounts (as defined in paragraph 5(c) below).

(b) On Monday, December 1, 2014 (“Final Release Date”), the Escrow Agent shall release to Seller the remaining Escrow Funds, less any Set Aside Amounts (if any), in immediately available federal funds, in accordance with disbursement instructions attached hereto as Exhibit “A”. Escrow Agent will release the Set Aside Amounts reserved in this Section 5(b) in accordance with Section 5(c) or 5(d) as applicable.

(c) At any time or times prior to the Final Release Date, Purchaser may make claims against the Escrow Funds for Post-Closing Obligations. Purchaser shall notify the Seller and the Escrow Agent in writing prior to the Final Release Date of each such claim, including a brief description (based on information then available) of the amount of such claim as reasonably determined by Purchaser (together with expenses and reserves relating thereto) and the nature of such claim and instructions for distribution from the Escrow Funds (“Request for Release”). An amount equal to the lesser of (i) the then-balance of the Escrow Funds or (ii) the amount set forth in the Request for Release, shall constitute a “Set Aside Amount.” If Purchaser has made out-of-pocket expenditures or obtained a judgment awarding indemnification from Seller in connection with any such claim, Purchaser may make a Request for Release for an amount equal to such expenditures, to the extent such amounts constitute Post-Closing Obligations, which shall be added to and become a part of the Set Aside Amount. Unless Escrow Agent receives a written objection from Seller, with a copy to Purchaser (however Escrow Agent is under no obligation to verify Purchaser’s receipt of such copy), within seven (7) calendar days after Purchaser’s delivery of the Request for Release to Seller and Escrow Agent, Escrow Agent shall promptly release the amount specified in the Request for Release to Purchaser. Prior to the release of funds pursuant to the Request for Release and within the above-reference seven (7) calendar days, Escrow Agent shall be entitled to contact Seller to seek affirmative confirmation of Seller’s receipt of the Request for Release (however Escrow Agent is under no obligation to contact Seller to seek affirmative confirmation of Seller’s receipt of the Request for Release), and Seller hereby agrees to take all steps reasonably necessary to provide such confirmation if requested by the Escrow Agent to the extent true and correct.

(d) If Seller disputes a Request for Release within the timeframe required pursuant to Section 5(c) above, Escrow Agent shall disburse the Escrow Funds requested by Purchaser pursuant to such Request for Release only (i) after Escrow Agent receives a joint written instruction signed by Purchaser and Seller, in which event Escrow Agent will deliver the Escrow Funds requested by Purchaser pursuant to such disputed Request for Release in accordance with such instructions; or (ii) the entry of a final unappealable judgment, in which event it will deliver the Escrow Funds requested by Purchaser pursuant to such disputed Request for Release in accordance with the terms of said judgment.

(e) If any Purchaser’s Claims that were asserted prior to the Reduction Date are resolved and paid from the Set Aside Amounts after the Reduction Date, any remaining balance of such pre-Reduction Date Set Aside Amounts shall be disbursed to Seller if Seller delivers a written request for such funds (the “Reduction Funds Request”) to Escrow Agent and Purchaser, unless Escrow Agent receives a written objection from Purchaser, with a copy to Seller, within seven (7) calendar days after Seller’s delivery of the Reduction Funds Request to Purchaser and Escrow Agent, Escrow Agent shall promptly release to Seller the amount specified in the Reduction Funds Request. Prior to the release of funds pursuant to the Reduction Funds Request and within the above-reference seven (7) calendar days, Escrow Agent shall be entitled to contact Purchaser to seek affirmative confirmation of Purchaser’s receipt of the Reduction Funds Request (however Escrow Agent is under no obligation to contact Purchaser to seek affirmative confirmation of Purchaser’s receipt of the Reduction Funds Request), and Purchaser hereby agrees to take all steps reasonably necessary to provide such confirmation if requested by the Escrow Agent to the extent true and correct.

(f) If Purchaser disputes a Reduction Funds Request within the timeframe required pursuant to Section 5(e) above, Escrow Agent shall disburse the Escrow Funds requested by Seller pursuant to such Reduction Funds Request only (i) after Escrow Agent receives a joint written instruction signed by Purchaser and Seller, in which event Escrow Agent will deliver the Escrow Funds requested by Seller pursuant to such disputed Reduction Funds Request in accordance with such instructions; or (ii) the entry of a final unappealable judgment, in which event it will deliver the Escrow Funds requested by Seller pursuant to such disputed Reduction Funds Request in accordance with the terms of said judgment.

This Agreement shall continue in effect until all Escrow Funds have been disbursed in accordance with Section 5 and all obligations in accordance with Section 6 have been fulfilled.

6. Escrow Agent. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for those arising out of its willful default, gross negligence or breach of trust. Escrow Agent may act in reliance upon any writing, instrument, or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertions contained in such writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, authenticity or validity of any written instructions delivered to it, nor as to the identity, authority, or rights of any person executing the same. The duties of Escrow Agent shall be limited to the safekeeping of the Escrow Funds and the disbursement of same in accordance with the written instructions described above. Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities and expenses, including reasonable costs and attorneys’ fees, which may be incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except in the case of the Escrow Agent’s willful default, gross negligence or breach of trust. In the event of a dispute between Seller and Purchaser sufficient in the discretion of the Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction in Orange County, Florida, the Escrow Funds and all other money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement.

7. Notices. All notices, certificates and other communications permitted hereunder shall be in writing and shall be deemed to have been duly given if (a)(i) personally delivered to the person designated to receive the same with proof of delivery in the form of the signature of the recipient, or rejection of delivery thereof (any notice or communications so delivered being deemed to have been received at the time delivered or rejected), or (ii) sent by Federal Express or other reputable express courier service with proof of delivery in the form of the signature of the recipient, or rejection of delivery thereof (any notice or communication so delivered being deemed to have been received on delivery or rejection), and also (b) (1) sent via electronic mail or (ii) facsimile (any notice or communication so sent being deemed to have been given upon electronic confirmation of transmission) addressed to the respective parties as set forth below. For clarity, this Section 7 requires that all notices must be sent via two (2) methods of delivery, to the following contacts:

If to Seller:	UST Hotel Joint Venture, LTD.
c/o Belz Enterprises
100 Peabody Place, Suite 1400
Memphis, Tennessee 38103
Attention: Jimmie Williams
Email: Jimmie.Williams@belz.com
Facsimile: 901.260.7408

With a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street NW
Washington, DC 20004
Attention: Carol Weld King, Esq.
E-mail: carol.king@hoganlovells.com
Facsimile: 202.637.5910

If to Purchaser	Hyatt Equities, L.L.C.
71 South Wacker Drive
Chicago, IL 60606
Attention: Margaret C. Egan, Senior Vice President & Associate General Counsel
Email: margaret.egan@hyatt.com
Facsimile: 312.780.5284

With copy to:	Baker & Hostetler LLP
200 South Orange Avenue
Suite 200
Orlando, Florida 32801
Attention: John Melicharek, Esq.
E-mail: jmelicharek@bakerlaw.com
Facsimile: (407) 841-0168

If to Escrow Agent:	First American Title Insurance Company
6363 Poplar Ave., Suite 434
Memphis, Tennessee 38119
Attention: Mark Lee, Esq.
Email: mlee@firstam.com
Facsimile: (901) 680-9158
Phone: (901) 818-6593

With copy to:	First American Title Insurance Company
2233 Lee Road
Suite 101
Winter Park, FL 32789
Attention: Larry Deal
Email: ldeal@firstam.com
Facsimile: (407) 691-5301
Phone: (407) 691-5200

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed and to be performed entirely within that State. The parties hereto hereby submit to personal jurisdiction in the State of Florida for all matters, if any, which shall arise with respect to this Agreement, and waive any and all rights under the law of any other state or country to object to jurisdiction within the State of Florida or to institute a claim of forum non conveniens with respect to any court in the State of Florida for the purposes of litigation with respect to this Agreement.

9. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller, the Purchaser and the Escrow Agent.

10. Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

12. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Seller, the Purchaser and the Escrow Agent with respect to the subject matter hereof.

13. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Counterparts; Electronic Transmission. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement may be delivered via email or facsimile, and the same shall be treated as an original for all purposes.

16. Waiver of Jury Trial. In the event of any legal proceedings with respect to this Agreement, all parties hereto expressly waive the right to a jury trial.

In Witness Whereof, Purchaser, Seller and Escrow Agent have executed this Post-Closing Escrow Agreement as of the date first written above.

PURCHASER:

HYATT EQUITIES, L.L.C., a Delaware limited liability company

By:
Name:
Title:

SELLER:

UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership,

By:
Name:
Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT A

Disbursement Instructions

EXHIBIT F

CONFIDENTIALITY AGREEMENT

See attached.

CONFIDENTIALITY, NON-DISCLOSURE, NON-CIRCUMVENTION

AND

NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NON-DISCLOSURE AND NON-CIRCUMVENTION AGREEMENT (“Agreement”) is made and entered as of the 21st day of May, 2013 (the “Effective Date”), by and between Hyatt Corporation (“Reviewer”) and BELZ PARTNERS, L.P. (“Provider”). All capitalized terms used in this Agreement, including the terms used above and in the Recitals below, shall have the meanings set forth in Section 1(a) of this Agreement.

RECITALS:

A. UST Hotel Joint Venture, LTD. (“Owner”), owns the Project.

B. Provider manages the Project.

C. The Reviewer has indicated an interest in entering into discussions with the Provider regarding a potential investment opportunity with regard to the Project by one or more of Reviewer Affiliates, including, without limitation, one or more transactions whereby Reviewer Affiliates, or any of them, would acquire an ownership interest in the Project, in whole or in part, and/or would provide a credit facility for the benefit of the Project (collectively, a “Potential Transaction”).

D. Following the full execution of this Agreement, the Provider may furnish and make available to the Reviewer certain information regarding the business and affairs of the Provider Parties regarding the Project for use by the individuals included among the Reviewer Parties, and none others.

E. The information to be disclosed or otherwise furnished to the Reviewer Parties by or on behalf of the Provider Parties contains non-public and proprietary information that the Provider would be unwilling to furnish absent an agreement to protect and preserve the confidential nature of the same.

F. In order to induce the Provider to furnish information regarding the business and affairs of the Provider Parties regarding the Project, the Provider and the Reviewer have agreed that all information provided by or on behalf of the Provider Parties in furtherance of discussions between any of the Provider Parties and the Reviewer Parties with regard to the Potential Transaction is subject to and limited by the terms of this Agreement.

NOW THEREFORE, in consideration of the Recitals, the premises, promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions and Rules of Construction.

(a) Subject to the provisions of Section 1(b) hereof, for purposes of this Agreement, the following terms shall have the following meanings:

(i) “Affiliate” means with respect to any Person, (A) any Person directly or indirectly controlling, controlled by or under common control with such Person, (B) any officer, director, or general partner of such Person, or (C) any Person who is an officer, director, general partner, trustee, or holder of controlling interests of any Person described in clauses (A) and (B) of this sentence. For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests by contract or otherwise.

(ii) “Lender” means any Person providing loans or financing of any nature (including any form of credit enhancement) to the Provider Parties.

(iii) “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, association, joint venture, trust, estate, unincorporated organization, firm or any other form of entity.

(iv) “Project” means the Orlando Peabody Hotel in Orlando, Florida.

(v) “Protected Information” means and includes (i) the existence of the Potential Transaction, (ii) the contents of this Agreement, (iii) the fact that this Agreement has been signed by the parties hereto, and (iv) any and all information and materials (and any copies or other reproductions thereof) however embodied, and whether or not marked as or stated to be “confidential” or “proprietary,” furnished by or on behalf of the Provider Parties to the Reviewer Parties, whether before or after the Effective Date, in any way relating to the Project, the Provider Parties or the Potential Transaction, including, without limitation, the assets, liabilities, operations, business, affairs, financing, services, products and trade secrets of any of the Provider Parties. Without limiting the foregoing, the term “Protected Information” shall include all financial statements, financial information, loan documents, projections, forecasts, business plans, methods, ideas, concepts, materials, documents, records, computer programs, customer lists, referral sources, work, models, processes, designs, drawings, plans, inventions, devices, parts, improvements, other physical and intellectual property or other information in any form whatsoever, which information is provided to the Reviewer Parties during the term of this Agreement and any such information provided to any of the Reviewer Parties prior to the Effective Date that should be treated as confidential under the circumstances surrounding its disclosure, whether orally, in writing or any other medium; provided, however, the term “Protected Information” shall not include any information which (A) was or becomes generally available to the public, other than as the result of a disclosure made by the Reviewer Parties in contravention of this Agreement; (B) was or becomes available on a non-confidential basis from a source other than the Provider Parties; (C) has been or is independently developed by the Reviewer Parties without use of any Protected Information; or (D) is information that has been incorporated into analyses or internal reports, provided, however, with respect to such analyses or reports, such information shall be kept confidential in accordance with the terms of Section 2(a) of this Agreement.

(vi) “Provider Parties” means, collectively, Provider, Owner and each of their Affiliates.

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(vii) “Reviewer Affiliates” means, collectively, Reviewer and its Affiliates.

(viii) “Reviewer Parties” means, collectively, limited, however, to the following named individuals: Thomas J. Pritzker; Mark S. Hoplamazian; Gebhard F. Rainer; Stephen G. Haggerty; Rena Hozore Reiss; Rakesh Sarna; Brian Karaba; Margaret Egan and Olivier Gompel.

(b) As used in this Agreement: (i) all defined terms in the singular and plural shall have comparable meanings when used in the plural and vice-versa, unless otherwise specified; (ii) all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require; (iii) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not any particular provision of this Agreement; (iv) the word “party” or “parties” when used in this Agreement means only those persons or entities who are signatories to this Agreement; (v) the word “business day” means any day other than a Saturday, a Sunday or a day on which national banks are generally authorized or obligated to close their regular banking business; (vi) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”; (vii) unless otherwise specified in the computation of a period of time from a date to a later specified date, the word “from” means “from and including”, and the words “to” and “until” each mean “to but excluding”; (viii) references to all documents, contracts, agreements or instruments shall include any and all supplements and amendments thereto

2. Covenants Regarding Protected Information.

(a) The Reviewer covenants and agrees that all Protected Information shall be retained by the individuals included among the Reviewer Parties in confidence to be used solely for purposes of evaluating the Potential Transaction. The Reviewer shall, and shall cause the other Reviewer Parties and Reviewer Affiliates to, take all necessary steps to protect and preserve the confidentiality of the Protected Information as required by this Agreement. In that regard, all versions of the Protected Information shall be maintained by each of the individuals included among the Reviewer Parties in a separate file under his or her direct control and shall not be duplicated. Except with the prior written consent of the Provider (to be granted or withheld in the Provider’s sole and absolute discretion), the Reviewer agrees not to disclose the Protected Information to any Person other than one of such individuals included among the Reviewer Parties; provided, however, the Protected Information may be disclosed in response to a valid order or subpoena issued by a court or administrative agency of competent jurisdiction (provided, however, (i) the Reviewer Parties shall promptly notify the Provider of any such order or subpoena for the purposes of affording the Provider Parties the opportunity to protect their interest in such Protected Information and (ii) Provider shall only disclose that portion of the Protected Information which is required to be disclosed).

(b) In no event shall the Reviewer Parties utilize the Protected Information to promote or otherwise enhance the business of the Reviewer Affiliates in competition with the Provider Parties or for any other commercial purpose whatsoever.

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(c) Promptly following the termination of discussions with respect to the Potential Transaction, upon request by Provider Parties, the Reviewer shall cause all Reviewer Parties to return to the Provider all Protected Information. If the Reviewer Parties have made copies, reproductions, extracts or summaries of any of the Protected Information, such materials shall be destroyed and the Reviewer shall send to the Provider a certificate of an authorized representative of the Reviewer certifying that all Protected Information has been returned to the Provider and all copies, reproductions, extracts and summaries thereof have been so destroyed.

3. Non-Circumvention. The Reviewer acknowledges and agrees that the Protected Information would not be furnished to the Reviewer Parties if the Reviewer Parties contemplated a business arrangement with regard to the Project other than upon terms and conditions acceptable to the Provider Parties. Accordingly, the Reviewer covenants and agrees that, without the prior written consent of the Provider (to be granted or withheld in the Provider’s sole and absolute discretion), the Reviewer shall not, and shall not permit the other Reviewer Affiliates to, (i) acquire or attempt to acquire, directly or indirectly, any of the obligations or assets of any of the Provider Parties; (ii) participate, directly or indirectly, with any other Person in the acquisition or attempted acquisition of any of the obligations or assets of the Provider Parties; (iii) purchase, directly or indirectly, any of the ownership interests in any of the Provider Parties; (iv) participate, directly or indirectly, with any other Person in the purchase or attempted purchase of any ownership interests in any of the Provider Parties; (v) contact, directly or indirectly, any Lender or any other Person with whom any of the Provider Parties enjoys a business relationship pursuant to a written agreement, whether or not contained or described in the Protected Information; or (vi) take any action which would cause any of the Reviewer’s or the other Reviewer Affiliates’ nominees, officers, directors, employees, agents, servants, attorneys, advisors, representatives, Affiliates, parents, subsidiaries, predecessors, legal representatives, successors or assigns to engage in the activities described in clauses (i) through (v) above. It is understood that Provider and Reviewer are working together on an exclusive basis for a limited duration to determine whether they are interested in further pursuing the Potential Transaction. Either party may, upon notice to the other party, terminate such exclusive discussions at any time. Accordingly and notwithstanding anything contained in this Section 3 to the contrary, in the event that either party terminates the mutual exclusivity contemplated herein and if Provider thereafter markets the Project in an open sale process, Receiver may pursue such transaction on the terms upon which such open sale process is conducted, solely or in conjunction with another party, subject in all cases to the confidentiality provisions of Section 2.

4. Non-Solicitation. During the period commencing on the Effective Date and ending upon the earlier to occur of the termination of this Agreement and the date that is two (2) years after the Effective Date, the Reviewer covenants and agrees that it will not, and will not permit the other Reviewer Parties or Reviewer Affiliates to, directly or indirectly, (a) undertake any action that is designed, intended or reasonably could be expected to have the effect of discouraging any vendor (including without limitation any airline or other carrier, hotel owner or franchisor, resort or rental car company), lessor, licensor, client, travel agency, supplier or other business associate or business partner, customer or guest of or to the Project, from maintaining the same business relations with the Provider Parties after the Effective Date as it or they maintained with the Provider Parties before the Effective Date, including, without limitation, soliciting business from, interfering with, attempting to disrupt or to entice away any account,

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customer, client, supplier or other Person with whom the Provider Parties has a business relationship; or (b) offer to employ, solicit the employment of or endeavor to entice away from the Provider Parties any Person who is or had been employed by the Provider Parties or at the Project at any time on after the Effective Date. Provider acknowledges that Receiver and its Affiliates own, operate and license (and will continue to own, operate and license) other hotels, some of which may compete with the Project. Accordingly and notwithstanding anything contained in this Section 4 to the contrary, Reviewer and its Affiliates shall not be prohibited from taking any steps made in the ordinary course of business, provided that such actions are not based on Receiver’s use, in any manner, of Confidential Information.

5. Restricted Contact. The Reviewer covenants and agrees that the Reviewer shall not, and shall not permit any of the other Reviewer Parties or Reviewer Affiliates to, communicate, directly or indirectly, with any employee, vendor, contractor, consultant, customer or guest of the Project about the Project or the Potential Transaction without the prior written consent of the Provider, to be granted or withheld in the Provider’s sole and absolute discretion.

6. Term and Termination. This Agreement shall be effective as of the Effective Date and shall terminate contemporaneously with the consummation of the Potential Transaction or the date that is two (2) years following the Effective Date, whichever comes first. For the avoidance of doubt, this Agreement shall continue to be effective and in full force and effect following the termination of discussions between the Reviewer Parties and the Provider with respect to the Potential Transaction for a period of two (2) years following the Effective Date.

7. No Warranty or Representation. The Reviewer acknowledges that, except as may be provided in any future agreement setting forth terms and conditions of the consummated Potential Transaction, no warranties or representations have been or shall be made by the Provider Parties with respect to the Protected Information.

8. Provider Parties’ Remedies. The Reviewer acknowledges, stipulates and agrees that the Provider and other Provider Parties may suffer irreparable harm if there is a breach of any covenant applicable to Reviewer or any other Reviewer Party or Reviewer Affiliate contained herein and that monetary damages may not adequately compensate the Provider Parties for any such violation. Accordingly, the Reviewer agrees that the Provider Parties shall be entitled to pursue all equitable remedies available to them, including enjoining and restraining the Reviewer Parties and each and every other Person from continuing any act that violates any covenant contained herein. The Reviewer shall not, and shall not permit any of the other Reviewer Parties or Reviewer Affiliates to, oppose the granting of such equitable remedies on the grounds that an adequate remedy exists at law. Nothing contained in this Section 8 shall be construed as a waiver or election of any of the Provider Parties to forego any remedy or remedies that may be available at law or in equity.

9. No Contract or Commitment. The Provider and the Reviewer acknowledge and agree that, except for this Agreement, there are no contracts or commitments between the parties with respect to the Potential Transaction. Unless and until a definitive written agreement is duly executed and delivered with respect to any Potential Transaction, except for the covenants and agreements set forth in this Agreement, neither party shall have any obligation whatsoever with respect to the Potential Transaction by virtue of this Agreement or any other written or oral communication.

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10. Destruction of Protected Information. At any time upon the written request of the Provider, the Reviewer Parties will promptly destroy all Protected Information furnished to the Reviewer Parties or otherwise in their possession and destroy all copies, reproductions, summaries, extracts or compilations thereof or based thereon, and all other Protected Information prepared by the Reviewer Parties shall be destroyed and no copy thereof shall be retained except as may be necessary to comply with any applicable laws. Upon completion of such destruction, the Reviewer Parties shall provide a written notice to Provider stating the same.

12. Miscellaneous.

(a) Benefits of Agreement. The Reviewer’s covenants, stipulations and agreements contained in this Agreement shall inure to the benefit of all of all Provider Parties, and the Provider’s covenants, stipulations and agreements contained in this Agreement shall inure to the benefit of all Reviewer Parties. Except as otherwise expressly provided herein, the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and, nothing contained in this Agreement, expressed or implied, shall be construed to confer upon, or give to, any other Person any right, remedy or claim under or by reason of this Agreement as a third party beneficiary or otherwise.

(b) Notice. All notices, demands, requests and other communications required or permitted to be given by any provision of this Agreement shall be in writing (the term “writing” shall include facsimile, electronic mail or other electronic transmission) and sent by (i) first class, regular, registered or certified mail; (ii) air or other overnight delivery service; or (iii) facsimile, electronic mail or other electronic transmission. Any such notice, demand, request or communication shall be deemed to have been given and received for all purposes under this Agreement: (w) three (3) Business Days after the same is deposited in any official depository or receptacle of the United States Postal Service first class certified mail, return receipt requested, postage prepaid; (x) on the next Business Day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery; (y) on the date of transmission when delivered by facsimile (if transmission is confirmed), electronic mail or other electronic transmission, provided that a copy is also promptly delivered by any of the means set forth in clauses (i) or (ii) above. Any party to this Agreement may change such party’s address for the purpose of notice, demands, requests and communications required or permitted under this Agreement by providing written notice of such change of address to all of the parties by written notice as provided herein.

(c) Incorporation. All exhibits and schedules attached hereto, or to be attached hereto, and all other agreements and instruments referred to herein are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

(d) Attorney’s Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement and such action is

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successful, the prevailing parties shall be entitled to recover reasonable attorney’s fees, court costs and all reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

(e) No Waiver. Each and every waiver of any covenant, representation, warranty or other provision of this Agreement must be in writing and signed by each party whose interests are adversely affected by such waiver. No waiver granted in any one instance shall be construed as a continuing waiver applicable in any other instance. No consent or waiver expressed or implied by any party to this Agreement to or of any breach or default by any other party to this Agreement in the performance by such other party of its obligations hereunder, shall be deemed or construed to be a consent or waiver to, or of, any breach or default of any other party of the same or any subsequent obligations hereunder. Failure on the part of any party to this Agreement to complain of any act or failure to act of any party to this Agreement or to declare such party in default, irrespective of how long such failure continues, shall not constitute a waiver by the non-defaulting parties of their rights hereunder.

(f) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect by, and shall be enforceable in accordance with the internal laws of the State of Tennessee without regard to conflicts of laws principles.

(g) Forum. The Reviewer irrevocably agrees that any action, suit or other legal proceeding with respect to this Agreement shall be brought and determined in any federal court sitting in Memphis, Tennessee or other courts of the State of Tennessee located in Shelby County, and the Reviewer hereby irrevocably submits with regard to any such action, suit or other proceeding generally and unconditionally to the exclusive jurisdiction of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(h) Severability. If any provision of this Agreement is held to be unlawful, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced without giving effect to such unlawful, invalid or unenforceable provision. Furthermore, if any provision of this Agreement is capable of two (2) constructions, one of which would render the provision void, and the other which would render the provision valid, then the provision shall have the meaning which renders it valid.

(i) Counterpart Execution. This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument.

(j) Successors and Assigns. This Agreement is binding on the successors and assigns of all parties hereto.

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(k) Amendments. This Agreement may be modified or amended as herein provided; however, each and every modification and amendment of this Agreement must be in writing and except as otherwise provided herein, signed by all the parties hereto.

(l) Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designed period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5 p.m. Central Standard Time or Central Daylight Time, as applicable.

(m) Entire Agreement. This Agreement contains the entire agreement between the parties regarding the subject matter hereof. Any prior agreements, discussions or representations not expressly contained herein shall be deemed to be replaced by the provisions hereof, and no party has relied on any such prior agreements, discussions or representations as an inducement to the execution hereof.

[SIGNATURES ON COUNTERPART SIGNATURE PAGE(S)]

8

COUNTERPART SIGNATURE PAGE TO

CONFIDENTIALITY, NON-DISCLOSURE AND

NON-CIRCUMVENTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Notice Address:
Belz Enterprises
The Tower at Peabody Place
100 Peabody Place, Suite 1400
Memphis, Tennessee 38103
Attention:	Jimmie D. Williams
Sr. Vice President
Phone:	(901) 260-7270
Fax:	(901) 271-7270
Email:	jimmie.williams@belz.com

PROVIDER:

BELZ PARTNERS, L.P.,
on its own behalf and on behalf of each of the Provider Parties

By:	/s/ Jimmie D. Williams
	Name:	Jimmie D. Williams
	Title:	Sr VP/CFO

Notice Address:
Hyatt Corporation
71 South Wacker Drive, 12th Floor
Chicago, Illinois 60606
Attention: Steve Haggerty
Phone:
Fax:
Email:

REVIEWER:

HYATT CORPORATION,
on its own behalf and on behalf of each of the Reviewer Parties

By:
Steve Haggerty
Its:	Global Head Real Estate and Capital Strategy

COUNTERPART SIGNATURE PAGE TO

CONFIDENTIALITY, NON-DISCLOSURE AND

NON-CIRCUMVENTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Notice Address:
Belz Enterprises
The Tower at Peabody Place
100 Peabody Place, Suite 1400
Memphis, Tennessee 38103
Attention:	Jimmie D. Williams
Sr. Vice President
Phone:	(901) 260-7270
Fax:	(901) 271-7270
Email:	jimmie.williams@belz.com

PROVIDER:

BELZ PARTNERS, L.P.,
on its own behalf and on behalf of each of the Provider Parties

By:
Name:
Title:

Notice Address:
Hyatt Corporation
71 South Wacker Drive, 12th Floor
Chicago, Illinois 60606
Attention: Steve Haggerty
Phone:	312 780 5833
Fax:	312 780 5282
Email:	steve.haggerty@hyatt.com

REVIEWER:

HYATT CORPORATION,
on its own behalf and on behalf of each of the Reviewer Parties

By:	/s/ Steve Haggerty
Steve Haggerty
Its:	Global Head Real Estate and Capital Strategy

FIRST AMENDMENT TO CONFIDENTIALITY, NON-DISCLOSURE, NON-CIRCUMVENTION AND NON-SOLICITATION AGREEMENT

THIS FIRST AMENDMENT TO CONFIDENTIALITY, NON-DISCLOSURE, NON-CIRCUMVENTION AND NON-SOLICITATION AGREEMENT (“First Amendment”) is made and altered into as of the date the last party executes this First Amendment between Hyatt Corporation (“Reviewer”) and Belz Partners, L.P. (“Provider”).

WITNESSETH:

WHEREAS, Reviewer and Provider entered into that certain Confidentiality, Non-Disclosure, Non-Circumvention and Non-Solicitation Agreement dated May 21, 2013 (the “Agreement”). All capitalized terms set forth but not otherwise defined herein shall have the same meanings as set forth in the Agreement

WHEREAS, the parties desire to amend the Agreement to reflect the terms more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the premises hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties, do covenant, stipulate and agree as follows:

1. Recitals. The parties hereby acknowledge and agree that foe recitals as set forth above are true and correct and incorporated herein by this reference.

2. Reviewer Parties. The following names are added to the definition of “Reviewer Parties” as set forth in Section 1(a)(viii) of the Agreement: Stephen Forbes, Rob Schnitz, Chris Hale, Jerry O’Connor, Catherine O’Connell, Andrea Moroney, Tim Woolsey, Neal Pekala, Michael Segall, Alfonso Diego, Ann Harris, Charles Marsh, Jay Hackin, Don Gulotta, Doug Patrick, Mark Baker, Jennifer Herzfeld, Denise Hughes, Jack Horne, Chuck Floyd, Tiffany Leadbetter, Ty Helms, Teresa Brazzale, and Chris Hale.

3. Counterparts. This First Amendment may be executed in one or more duplicate counterparts, each of which shall upon execution by all parties be deemed to be an original. Facsimile or electronic signatures are acceptable and shall be treated as original signatures.

4. Effect. All terms and conditions of the Agreement not modified by this First Amendment shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the day and year written below.

PROVIDER:

BELZ PARTNERS, L.P., on its own behalf and on behalf of each of the Provider Parties

By:	/s/ Jimmie D. Williams
Name:	Jimmie D. Williams
Title:	Sr VP

REVIEWER:

HYATT CORPORATION, on its own behalf and on behalf of each of the Reviewer Parties

By:	/s/ Rakesh Sarna
Name:	Rakesh Sarna
Title:	EVP, Head of American Region
602499132.1

FIRST AMENDMENT TO CONFIDENTIALITY, NON-DISCLOSURE NON-CIRCUMVENTION AND NON-SOLICITATION AGREEMENT

EXHIBIT 2.3

Escrow Instructions

First American Title Insurance Company

2233 Lee Road

Suite 101

Winter Park, FL 32789

Attention: Larry Deal

Email: ldeal@firstam.com

Facsimile: (407) 691-5301

Phone: (407) 691-5200

Re: Deposit under that certain Purchase and Sale Agreement (the “Agreement”) made as of                  , 2013, by and between Hyatt Equities, L.L.C. (“Purchaser”), a Delaware corporation, and UST Hotel Joint Venture, Ltd. (“Seller”), a Florida limited partnership.

Dear Mr. Deal:

Purchaser and Seller have entered into the Agreement, pursuant to which Purchaser has agreed to purchase certain real property more particularly described in the Agreement. In accordance with the Agreement, Purchaser is delivering herewith cash in the amount of Twenty-Five Million and No/100 Dollars ($25,000,000) (together with any interest earned thereon, the “Deposit”) to FIRST AMERICAN TITLE INSURANCE COMPANY (the “You” or the “Company”). You are to place the Deposit in an interest bearing account (for this purpose, Purchaser’s Federal Employer I.D. number is                     ) and hold the Deposit in escrow and deliver it to Seller or Purchaser in accordance with these instructions.

The Deposit shall be held and invested by Escrow Agent only in a separate interest-bearing escrow account for the benefit of Seller and/or Purchaser in any reputable trust company, bank, savings bank, savings association, or other financial services entity, including any affiliate of Escrow Agent. It is understood by Seller and Purchaser that Escrow Agent shall not be liable for any loss of interest occasioned by the choice by Escrow Agent of one financial institution over another. Interest earned on any such amount or on any cash placed in the Escrow by Seller shall become part of such amount and shall, for income tax purposes, be deemed earned by Seller. Seller’s federal taxpayer identification number is                     .

Escrow Agent shall release the Deposit, any accrued interest thereon, or any portions thereof upon the receipt of joint written direction from the Purchaser and Seller to do so, which written direction shall specify the amounts to be disbursed and the parties to whom the disbursements shall be made. Escrow Agent shall deliver the Deposit or any portions thereof to the person or persons designated in such written direction (by wire transfer) pursuant to written wiring instructions provided by the party to whom the joint instructions direct release of the funds to be made.

You are not to disclose to any person (other than the parties hereto, their employees, agents or independent contractors) any information about the Agreement or its existence or this letter of instructions (except if requested by either party or as may be required by court in any litigation or by law).

You are to maintain the Deposit in a federally-insured interest-bearing account in a national banking association or such other institution as Purchaser and Seller may approve, and all interest accruing thereon shall be paid to the party entitled to the Deposit under the terms of the Agreement. We understand that you assume no responsibility for, nor will we hold you liable for, any loss accruing due to bank failure and/or takeover by a federal regulatory agency, or which arises solely from the fact that the escrow amount exceeds the maximum amount insured by the Federal Deposit Insurance Corporation. Nor shall you be required to institute legal proceedings of any kind pursuant to these instructions, nor be required to defend any legal proceedings which may be instituted against you with respect to the subject matter of these instructions unless you are requested to do so by Purchaser or Seller and arrangements reasonably satisfactory to you have been made to indemnify you against the cost and expense of such defense by the party making such request. If any dispute shall arise with respect to these instructions, whether such dispute arises between the parties hereto or between the parties hereto and other persons or, should the parties fail to provide joint written instructions within a reasonable time after your written request, you may interplead such disputants and pay the Deposit into the court in which the interpleader is brought. You shall be responsible only for the performance of such duties as are strictly set forth herein and in no event shall you be liable for any act or failure to act under the provisions of this letter except where such action or inaction is the result of your willful misconduct or gross negligence.

Escrow Agent may act in reliance upon any writing, instrument, or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertions contained in such writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, authenticity or validity of any written instructions delivered to it, nor as to the identity, authority, or rights of any person executing the same. The duties of Escrow Agent shall be limited to the safekeeping of the Escrow Deposits and the disbursement of same in accordance with the written instructions described above. Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. Seller and Purchaser each hereby agrees to indemnify you and hold you harmless against any loss, liability or damage (including the cost of litigation and reasonable counsel fees) incurred in connection with the performance of your duties hereunder except as a result of your willful misconduct or gross negligence.

All notices, certificates and other communications permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to the person designated to receive the same with proof of delivery or rejection of delivery (if on a business day during business hours) thereof (any notice or communications so delivered being deemed to have been received at the time delivered or rejected), or sent by Federal Express or other reputable express courier service (any notice or communication so delivered being deemed to have been received on delivery or rejection), or sent via electronic mail or facsimile (any notice or communication so sent being deemed to have been given upon electronic confirmation of transmission; provided that an original of such notice is also delivered by hand delivery or courier as noted above within two (2) business days) addressed to the respective parties as follows:

If to Seller:	UST Hotel Joint Venture, LTD.
c/o Belz Enterprises
100 Peabody Place, Suite 1400
Memphis, Tennessee 38103
Attention: Jimmie Williams
Email: Jimmie.Williams@belz.com
Facsimile: 901.260.7408

With a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street NW
Washington, DC 20004
Attention: Carol Weld King, Esq.
E-mail: carol.king@hoganlovells.com
Facsimile: 202.637.5910

If to Purchaser:	Hyatt Equities, L.L.C.
71 South Wacker Drive
Chicago, IL 60606
Attention: Margaret C. Egan, Senior Vice President & Associate General Counsel
Email: margaret.egan@hyatt.com
Facsimile: 312.780.5284

With copy to:	Baker & Hostetler LLP
200 South Orange Avenue
Suite 200
Orlando, Florida 32801
Attention: John Melicharek, Esq.
E-mail: jmelicharek@bakerlaw.com
Facsimile: (407) 841-0168

If to Escrow Agent:	First American Title Insurance Company
2233 Lee Road
Suite 101
Winter Park, FL 32789
Attention: Larry Deal
Email: ldeal@firstam.com
Facsimile: (407) 691-5301
Phone: (407) 691-5200

The fee for the services of the Escrow Agent hereunder is $            , which fee is to be split equally between Seller and Purchaser and shall be paid at the open of Escrow.

Please indicate your agreement to comply with the foregoing instructions by executing at least two copies of this letter and returning one to Carol Weld King, Esq., Hogan Lovells, 555 13th Street NW, Washington, D.C. 20004, counsel for Seller, and one to John Melicharek, Sr., Esq., Baker & Hostetler LLP, 200 South Orange Avenue, Suite 2300, Orlando, Florida 32801, counsel for Purchaser.

Very truly yours,

SELLER:

UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership

By:
Name:
Its:
Date:

PURCHASER:

HYATT EQUITIES, L.L.C., a Delaware limited liability company

By:
Name:
Its:
Date:

ACKNOWLEDGED AND AGREED:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:
Date:

EXHIBIT 6.1

HVAC Contract

See attached.

MASTER CONTRACTOR AGREEMENT

between

Belz Partners L.P., doing business as The Peabody Orlando, Hotel Peabody G.P., doing business as The Peabody Memphis, BG Excelsior Limited Partnership, doing business as The Peabody Little Rock, and HLR, LLC, doing business as Hilton Little Rock, each entity acting individually and not collectively, (hereinafter referred to as “Hotel” or “Contracting Party.”) All three entities are affiliates of Peabody Hotel Group whose address is:

5118 Park Avenue, Suite 245

Memphis, TN 38117

The addresses of the individual Hotels are as follows:

The Peabody Orlando

9801 International Drive

Orlando, Florida 32819

The Peabody Memphis

149 Union Avenue

Memphis, Tennessee 38103

The Peabody Little Rock

3 Statehouse Plaza

Little Rock, Arkansas 72201

Hilton Little Rock

925 South University Avenue

Little Rock, Arkansas 72204

and

York Construction Services, LLC

(hereinafter referred to as “Contractor”), whose address is:

8545 Hwy 196

Collierville, Tennessee 38107

In consideration of the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

The Work

1.1 This Agreement shall serve as a “Master Agreement” between the parties setting forth certain terms that will apply to all work to be performed by the Contractor for any of the Hotels. Specific terms, including contract price, start dates, completion dates, and detailed descriptions of the work to be performed shall be set forth in individual Statement of Work Addenda to be issued by each Hotel entity to Contractor. EACH STATEMENT OF WORK ADDENDUM SO ISSUED BY A HOTEL TO CONTRACTOR SHALL BE ACCEPTED IN WRITING BY CONTRACTOR BEFORE THE STATEMENT OF WORK ADDENDUM SHALL BE BINDING ON EITHER PARTY. Contractor, pursuant to the provisions hereof, shall perform the work and construct the improvements described on each Statement of Work Addendum it has accepted. Contractor shall perform all the Work and furnish all the materials, equipment and labor for same, together with any tools and machinery and all other protection necessary to perform and protect the Work. All Statement of Work Addenda shall be issued by Peabody Hotel Group in Memphis and not by the Hotels themselves. In the event a conflict arises between the terms of this Agreement and any Statement of Work Addendum, the terms of the Statement of Work Addendum shall control.

1.2 Time is of the essence in Contractor’s performance. Unless otherwise agreed in advance by the Hotel and Contractor, the Contractor will initiate the Work in accordance with the dates set forth in a Statement of Work Addendum and will thereafter proceed with and complete the Work promptly, diligently and in a manner and sequence so as to avoid delays or inefficiencies. Contractor shall provide sufficient staff to assure compliance with the time requirements set forth in each Statement of Work Addendum.

1.3 Unless designated in the specific scope of the Statement of Work Addendum , all materials and equipment supplied as part of the Work shall be new, and all workmanship shall be of the best quality in strict accordance with this Contract. Contractor shall make no substitution of materials unless approved in writing by the Hotel or its agent. If required by the Hotel or its agent, Contractor shall furnish satisfactory evidence as to the kind and quality of materials to be used in the Work, including whenever requested, samples of such materials.

1.4 All Work performed by Contractor shall be under the direction of a competent supervisor on the Premises employed by Contractor. Contractor is an independent contractor and all persons hired to provide Work are employees of Contractor or its subcontractors and not of the Hotel or its agents. Contractor shall employ only competent and skillful labor to perform the Work. Contractor shall be solely responsible for the care, custody, control and direction of all persons performing the Work and shall have sole responsibility for the employment, discharge and direction of such persons.

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1.5 It is the policy of the Peabody Hotel Group to maintain a drug-free, smoke-free workplace. It is not the intent of the Hotel to intrude into the private life of the Contractor or its employees; however, tobacco use, alcohol use, use of illegal drugs or other controlled substances and dependency affect safety and work quality and contribute to lost productivity. Contractor and its employees are prohibited from reporting to work at the Hotel, or being or remaining at work at the Hotel, while under the influence of alcohol, illegal drugs, or any other controlled substances. Possession on Hotel promises of unauthorized alcohol, illegal drugs, or other controlled substances is prohibited by Hotel policy, and will be considered a material breach of this Agreement. Smoking and the use of smoke-free or chewing tobacco is also prohibited while on Hotel premises, and any such use will be considered a material breach of this Agreement.

1.6 The Contractor agrees that its agents, representatives, and employees shall comply with Hotel policies, procedures, and standards when performing services on Hotel premises. If any of the said individuals fail to do so, the Hotel shall inform the Contractor, and the Contractor shall either require its representatives, employees, or agents to comply or remove them from Hotel premises.

1.7 Contractor shall clean up the Premises related to the Work in a thorough and workmanlike manner to the satisfaction of the Hotel wherever necessary during the progress of the Work and when requested by the Hotel.

1.8 Contractor shall take all necessary precautions to keep the Premises free of safety hazards and shall protect all materials, equipment and completed and partially completed work from loss and damage, including theft and damage by weather, and, if necessary, shall provide suitable housing therefor, and shall correct any damage or disfigurement to contiguous work or property resulting from the Work. In particular, storage of combustible and/or flammable materials shall be held to a minimum; such materials must be kept in Underwriters Laboratory or Factory Mutual approved safety containers and must be safely stored by Contractor before the persons performing the Work leave the Premises at the end of each day.

1.9 Contractor agrees to comply with all federal and state laws, codes and regulations and all municipal and other local laws, ordinances and regulations, present or future, applicable to the Work to be performed under this Contract and to obtain at its own expense all licenses and permits necessary for the performance of the Work. Contractor further agrees, at its own expense, to be solely responsible for compliance with all federal, state and local laws, rules, regulations, and ordinances that apply to Contractor’s employment status or Contractor’s employment relationship with others. Contractor shall pay all taxes, assessments and premiums under the Federal Social Security Act, Worker’s Compensation Act, any applicable Unemployment Insurance, Sales Tax, Use Tax, Personal Property Taxes or other applicable taxes or assessments now or hereafter in effect and payable by reason of or in connection with any part of the

3

Work. Contractor shall forever save and hold harmless and fully indemnify the Hotel and its agents against any and all liabilities, damages, claims, recoveries, costs and/or expenses (including attorney’s fees) arising out of or based upon violation by Contractor, any of its subcontractors or of their respective employees or agents of any such law, ordinance, rule, regulation or order.

1.10 Contractor agrees to pay all fees, royalties and claims for any patented invention, device, article, method, arrangement, copyright, trademark or service mark that may be used upon or in any manner connected with the performance of the Work or any part thereof. Contractor shall forever fully indemnify, defend and hold harmless the Hotel and its agents from all liabilities, damages, claims, recoveries, costs and/or expenses (including attorney’s fees), which may at any time arise for any infringement or claim of infringement against Hotel resulting from Contractor’s performance of the Work. In the event that any such claim of infringement, howsoever made, results in an order, decree, judgment or agreement enjoining or otherwise preventing the continued use of the subject matter of such claim, the Contractor shall, promptly, subject to the approval of the Hotel, either (a) procure the right to continue the use of the subject matter of said claim for the Hotel; or (b) replace the subject matter of such claim with a noninfringing substitute acceptable to the Hotel; or (c) modify the subject matter of said claim in a manner acceptable to the Hotel so as to make it noninfringing. Any costs or expenses involved in the remedies described above shall be the sole responsibility of Contractor.

1.11 The Contractor agrees to bind every subcontractor by the terms of this Contract so far as is applicable to the subcontractor’s work. However, nothing contained in any provision of this Contract shall create any contractual relationship between the Hotel and any subcontractor.

1.12 Title to all Work completed or in the course of construction or installation, all equipment, construction materials, tools and supplies, the cost of which is chargeable to the Work, shall pass to the Hotel simultaneously with passage of title from the vendors thereof to the Contractor, free and clear of any and all liens, claims, security interests or encumbrances.

1.13 Contractor shall keep the Premises free and clear from all liens and charges arising out of the Work, including materialmen’s, laborers’ and mechanics’ liens, and shall give the Hotel prompt written notice of actual and prospective claims of any such liens or charges known to the Contractor.

1.14 Contractor acknowledges its familiarity with the present operation of the Premises and agrees that the Hotel’s operation and use of the Premises shall not be unreasonably disrupted by virtue of the Work, and Contractor shall take such measures to assure the continuous satisfactory operation of the Premises by the Hotel.

1.15 Contractor shall conform the Work to the work performed by others, so that the work of all shall be coordinated. In the event of the failure for any reason of the Contractor and such other persons to agree as to the extent of such cooperation or as to

4

the extent of the work to he done by any or either, to insure the proper consummation of the items of contiguous work or to insure the carrying out of their respective agreements, such disagreements shall be resolved by the Hotel, whose decision shall be final.

1.16 In case of any dispute, Contractor shall continue to prosecute the Work pending determination of such dispute, unless directed by the Hotel to suspend work.

1.17 The Work shall be deemed complete when all applicable permits required for its use have been validly issued and all components of the Work have been completed totally and the Hotel obtains beneficial use of the Work for which is was intended.

1.18 The Hotel shall have the right at any time to require Contractor to furnish a bond covering the faithful performance of this Contract and the payment of all obligations arising out of or in any way resulting from this Contract. The bond shall be procured by Contractor and shall be in such form as the Hotel may prescribe. The premium for the bond, in an amount approved by the Hotel, shall be added to the Contract Sum.

1.19 Contractor warrants and guarantees that the Work, including all materials supplied, shall be free of defects and fit for their intended use for a period of no less than one (1) year from the date of completion and acceptance of the Work or the term of any extended warranty. Neither acceptance under Article 1.19 herein, nor final payment, nor any other occurrence shall relieve Contractor of responsibility for faulty materials, work or workmanship which shall appear within the one (1) year or the extended period of guarantee and warranty. Any faulty materials, work or workmanship, shall be repaired or replaced (“Warranty Work”) at the Hotel’s option, by Contractor within the reasonable period of time set forth in the notice from the Hotel. The cost and expense of Warranty Work shall be borne solely by Contractor. The foregoing remedy shall not deprive the Hotel of any action, right or remedy otherwise available to it for breach of any provision of this Contract. Further, the periods referred to in this Article 1.21 or elsewhere in this Contract shall not be construed as a limitation on the time in which the Hotel may pursue such other action, right or remedy.

1.20 Any materials, work or workmanship which, in the opinion of the Hotel, do not conform with the requirements of this Contract, or are in any way unsuited to the purpose for which they arc intended, or, through acts or omissions of Contractor, its subcontractors, or their respective employees or agents, become damaged after they are in place, shall, as directed by the Hotel or its agent, be promptly refinished or removed or replaced with approved materials and work by Contractor. The expense of refinishing or of removal and replacement, as the case may be, and the cost of delays and of making good other work affected by such removal and replacement, shall be borne by Contractor and no extension of time shall be allowed for the correcting of such faulty work. If Contractor does not refinish or remove and replace such unsatisfactory, unsuitable, or damaged materials, work or workmanship, within the time fixed by notice from the Hotel, then the Hotel may do so and sell all materials so removed at public or private sale. All expenses of refinishing and of removal, restoration and sale shall be charged to Contractor, and after making allowance for the proceeds of such sale, may be deducted

5

from any amounts remaining due to Contractor. If the Hotel deems it inexpedient to refinish or correct unsatisfactory, unsuited or damaged work or materials, an equitable deduction, determined by the Hotel, from the Contract Sum shall be made therefor.

1.21 Contractor shall promptly deliver to the Hotel the manufacturer’s written warranties and other documentation provided by the manufacturer regarding the Work.

ARTICLE II

Payment to Contractor

2.1 Provided Contractor shall not be in default in the performance of any provision of this Contract, Contractor shall receive in payment of its performance hereunder in the amount and upon the terms set forth in each Statement of Work Addendum.

2.2 Payments shall be made as the Work progresses as set forth in each Statement of Work Addendum. Contractor’s application for payment shall show payment due only for that Work satisfactorily installed or incorporated into the construction for which no other application has been submitted

2.3 Final payment of any reserve or last payment set forth in a Statement of Work Addendum shall be made to the Contractor after completion of the Work in accordance with the terms of this Contract and acceptance thereof by the Hotel. As a condition precedent to receiving the last payment of the Contract Sum due hereunder, Contractor shall deliver to the Hotel an affidavit and final waivers of liens of Contractor, its subcontractors and material suppliers on forms approved by the Hotel sufficient to waive and release any and all claims of compensation due or to become due in consideration of the Work. Contractor’s affidavit shall list all subcontracts for labor and materials, slating the amount of each subcontract, the amount paid and the amount remaining unpaid, if any. Contractor’s affidavit shall also stale that no liens have been filed and that the waivers or releases include all labor and materials for which a lien could have been filed. If any subcontractor or materialman refuses to furnish a waiver or release of lien, then Contractor shall, at its own expense, furnish a bond satisfactory to the Hotel in the principal amount of One Hundred Fifty percent (150%) of the total amount of such items indemnifying the Hotel, and its agents against loss on account of all such liens. If any lien remains unsatisfied after all payments have been made to Contractor, then Contractor shall promptly refund to the Hotel, upon Hotel’s request, all sums that the Hotel may be compelled to pay in discharging such a lien, including all costs and attorney’s fees. These rights and remedies shall not be exclusive but shall be in addition to those otherwise provided by law and in this Agreement.

2.4 Upon receipt of each payment hereunder, Contractor shall promptly pay any and all laborers, subcontractors and materialmen for the labor furnished and materials supplied for the Work in an amount proportionate to the Work completed by such laborers and subcontractors and materials supplied by such materialmen.

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2.5 Contractor shall not be entitled to receive any extra compensation of any kind whatsoever for extra or additional work of any kind, unless the same was ordered by the Hotel in writing, signed by the authorized representative of the Hotel.

2.6 Notwithstanding any other provision herein, the Hotel reserves the right to withhold payment, in whole or in part, which it determines is necessary to protect itself from loss due to any of the following: (a) defective work; (b) evidence indicating the probable filing of claims by other parties against the Hotel or its agents in connection with this Agreement; (c) failure of Contractor to pay any of its subcontractors or material suppliers; and (d) damage to the Hotel or its agents or representatives.

ARTICLE III

Contractor’s Liability

3.1 The Contractor assumes full liability for any and all damages, death, or injury of any kind to all person(s), whether employees or otherwise, and property caused by, resulting from, arising out of, or in any way connected with the Work. To the fullest extent permitted by law, the Contractor (“Indemnitor”) shall indemnify, defend, protect, and hold harmless the Hotel and its respective owners, directors, officers, employees, consultants, and agents (collectively “Indemnitees”) from and against any and all claims, losses, costs, damages, fines, and expenses (including attorneys’ fees and related costs and expenses and disbursements) including, but not limited to, those attributable to damage, injury of any kind, sickness, disease, or death to person(s), whether employees or otherwise, or to the injury to, or destruction of, tangible property including loss of use or economic loss resulting therefrom, whether arising before or after completion of the Project, caused by. arising out of, resulting from, or occurring in connection with the performance of the Work, the Master Contractor Agreement, or the acts or omissions of the Contractor or its employees, officers, directors, suppliers, and its subcontractors or sub-subcontractors, or any individual or entity directly or indirectly employed by the Contractor or any of its subcontractors, or for whose acts or omissions the Contractor or any of its subcontractors may be liable, notwithstanding any immunity or limitation of liability derived from worker’s compensation or similar statutes. Such indemnification obligations shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this paragraph. The Hotel and Contractor agree that the indemnification given herein, to the extent it indemnifies Hotel for Hotel’s own negligence, shall be limited to the amount of loss suffered by the Indemnitees or One million dollars ($1,000,000.00) Dollars per occurrence, whichever is less, which amount is stipulated by the parties to bear a reasonable commercial relationship to the Independent Contractor Agreement. This indemnification shall be deemed part of the Contract Documents and to fully comply with Section 725.06, Florida Statutes (2004), including any amendments thereto, in all respects (for Work performed in Florida.) The above indemnification shall not include: (1) Claims of, or damages resulting from gross negligence, or willful, wanton, or intentional misconduct of the Indemnities or their officers, directors, agents, or

7

employees; or (2) Claims for statutory violation or punitive damages except and to the extent the statutory violation or punitive damages are caused by or result from the acts or omissions of the Indemnitor or any of the Indemnitor’s subcontractors, sub- subcontractors, materialmen, or agents of any tier or their respective employees.

3.2 Contractor hereby releases and discharges the Hotel and its agents from liability for and assumes the risk of loss of or damage to equipment or other properly of Contractor or its subcontractors, and hereby indemnifies the Hotel and its agents against all claims and liabilities for loss of or damage to equipment or other property of third parties, leased or otherwise, used by Contractor or its subcontractors and tools or other property owned by or in the custody of their employees, unless damaged by Hotel staff or personnel through gross negligence or willful misconduct of Hotel personnel.

ARTICLE IV

Insurance

4.1 Contractor shall obtain and maintain in full force and effect during the performance of the Work: (a) Worker’s Compensation Insurance in such amounts as required to provide statutory benefits as required by the laws of the state in which the Work is to be performed including Employers Liability with a limit of not less than $500,000; (b) Comprehensive General Liability Insurance through companies satisfactory to the Hotel which include products/completed operations, independent contractors, contractual liability, and broad form property damage with a combined single limit of not less than $1,000,000 per occurrence; and (c) Automobile Liability Insurance for all owned, hired, leased or borrowed vehicles with a combined single limit of not less than $1,000,000 per occurrence.

4.2 All such policies (except Workers’ Compensation) shall specifically state that the Hotel and its agents are named as additional insured under the above policies; such insurance shall be primary and not contributory with the Hotel’s insurance. Each policy shall provide that it may not be cancelled or changed without at least thirty (30) days prior written notice to the Hotel.

Contractor shall furnish to the Hotel a Certificate of Insurance evidencing such coverage prior to the commencement of Work hereunder and shall continue to provide the Hotel with subsequent Certificates of Insurance evidencing uninterrupted compliance with this insurance requirement until the termination of this Agreement.

Contractor shall provide the Hotel with certified copies of the policies required herein upon the Hotel’s request. Contractor shall at all times comply with all requirements of the insurers issuing said policies. Contractor further agrees that should it use any subcontractors. Contractor shall cause any such subcontractors to comply with all of the provisions of this Article IV.

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ARTICLE V

Termination

5.1 Should Contractor should fail to prosecute the Work with reasonable promptness and diligence, or fail to make prompt payment to subcontractors for material or labor, or fail or refuse to supply sufficient skilled workmen or materials of the proper quality, or become insolvent or be unable to pay its debts as they mature, or make a general assignment for the benefit of creditors, or if a receiver should be appointed for the whole or any substantial part of the Contractor’s property, or if Contractor should file a petition in bankruptcy or be adjudicated a bankrupt, or should any proceedings be filed under the Bankruptcy Act, either voluntary or involuntary, and such appointment or bankruptcy or insolvency proceedings, petition or assignment, if involuntary, is not set aside within thirty (30) days, or if Contractor defaults in the performance of any provision of this Contract, and if Contractor fails to cure same within seven (7) days after written notice from the Hotel, or if David York ceases to be primarily responsible for Contractor’s operations, then the Hotel may, in addition to all other rights and remedies provided by law, immediately terminate this Agreement at the end of such seven (7) days by giving written notice to Contractor and, without prejudice to other rights or remedies provided by law or by this Agreement, may take possession of the Premises and of all or any part of the materials or equipment delivered or in transit to the Premises and finish the Work by whatever method the Hotel may deem expedient. In the event of such termination, Contractor shall be paid for unpaid authorized costs of Work prior to termination, subject to the Hotel’s approval in the manner specified in this Agreement, minus any additional costs incurred by the Hotel resulting from such termination.

5.2 Should the Hotel default in its obligations hereunder and should it fail to cure same within seven (7) days after written notice from Contractor, then Contractor may, as its sole and exclusive remedy hereunder, terminate this Agreement by giving seven (7) days written notice to the Hotel. Upon such a termination, Contractor shall be entitled to recover from the Hotel full payment for all authorized work performed and accepted by the Hotel prior to termination by the Hotel up to the date of such termination.

ARTICLE VI

General Provisions

6.1 This Agreement may not be assigned by Contractor, and Contractor shall not assign or in any other way encumber any monies due or to become due to Contractor under this Agreement.

6.2 All notices hereunder shall be deemed to be made properly if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or via an overnight delivery service and addressed to the parties (for the Hotel, the entity issuing the Statement of Work Addendum) at the addresses heretofore set forth. The address for notice may be changed by either party upon the giving to the other party of

9

written notice in accordance with this paragraph. Notice so mailed shall be deemed received upon the expiration of seventy-two (72) hours from the time of deposit in a United States post office or twenty-four (24) hours from the time of deposit with an overnight delivery service, as appropriate. Additionally, all such notices shall be sent to Hotel’s representative: Claude E. Zobell, Jr., Vice President/General Counsel, Peabody Hotel Group, 5118 Park Avenue, Suite 245, Memphis, TN 38117.

6.3 This Agreement and the Statement of Work Addenda (and any attachments thereto) issued pursuant hereto and accepted by the Contractor constitute the entire agreement between Contractor and the Hotel relating to the Work. Except as specifically provided herein, no modification, waiver, termination, rescission, discharge or cancellation of this Agreement or of any terms thereof shall be binding on the Hotel unless in writing and executed by an officer or agent of the Hotel specifically authorized to do so.

6.4 No modification, waiver, termination, discharge or cancellation of this Agreement or of any terms thereof or certificate, approval or payment made to Contractor, or use or occupancy of the Work shall impair the Hotel’s rights with respect to any liabilities, whether or not liquidated, of Contractor to the Hotel.

6.5 Contractor shall accrue all discounts, rebates and refunds obtained in connection with the Work to the Project or Work

6.6 This Agreement shall be construed in accordance with the law’s of the State of Tennessee. The parties specifically agree that exclusive jurisdiction for any disputes arising under this Agreement shall lie in the State or Federal Courts within the State of Tennessee, and both parties consent to such exclusive jurisdiction.

6.7 If any term or provision of this Agreement shall be found to be illegal, unenforceable or in violation of the laws, statues, ordinances or regulations of any public authority having jurisdiction thereof by a court of competent jurisdiction, then, notwithstanding such term or provision, this Agreement shall be and remain in full force and effect and such term shall be deemed stricken; provided, however, this Agreement shall be interpreted, when possible, so as to reflect the intentions of the parties as indicated by any such stricken term or provision.

6.8 To the extent that any of the terms or provisions of this Agreement are inconsistent with or conflict with any of the terms or provisions of any Exhibits attached hereto, the terms and provisions of this Agreement shall prevail.

6.9 Waiver by the Hotel of any provision of this Agreement in one instance shall not constitute a waiver as to any other instance.

6.10 Contractor may not use the Hotel’s trade name or logo or a photograph of the Premises in any manner whatsoever, including, but not limited to Contractor’s advertisement, without the prior written consent of the Hotel.

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6.11 In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorneys’ fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceedings.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be properly executed this 12 day of January, 2012.

The Hotels:

BELZ PARTNERS L.P.

By:	/s/ Martin Belz

Its	President of G.P.

HOTEL PEABODY G.P.

By:	/s/ Martin Belz

Its	President

BG EXCELSIOR LIMITED PARTNERSHIP

By:	/s/ Martin Belz

Its	President of G.P.

HLR, LLC

By:	/s/ Martin Belz

Its:	Managing Member

// // //

11

Contractor:

YORK CONSTRUCTION SERVICES, LLC

By:	/s/ David York

Its	EM/MEMBER

12

STATEMENT OF WORK ADDENDUM

To the Agreement dated January 12, 2012

Between

Belz Partners L.P (Hotel)

and York Construction Services, LLC (Contractor)

1.	PARTIES: The parties hereto entered into a Master Contractor Agreement dated January 12, 2012. This Statement of Work Addendum incorporates and is incorporated into that Agreement. The Hotel entity entering into this Statement of Work Addendum is Belz Partners L.P., doing business as The Peabody Orlando.

2.	SERVICES: The Contractor desires to provide, and the Hotel desires to obtain from Contractor, certain services described as follows: Replacement of the Mallard tower guest room fan coil units and public area units labeled AHU 5 through 8 also in the Mallard tower. The Description of Work and Cost Schedule are as follows:

a.	General Requirements	$815,342.00
b.	Misc. Demo	$55,700.00
c.	Misc. Wood Trim Repair	$17,700.00
d.	Glass/Mirror	$9,229.00
e.	Drywall, Pt, Acoustic Ceiling repairs	$796,100.00
f.	Carpet and Base Repairs	$75,864.00
g.	Granite and Stone Repairs	$9,600.00
h.	Roof Repairs	$2,000.00
i.	Fire Sprinkler	$20,000.00
j.	HVAC (including Bond/ Extended Schedule)	$3,694,347.00
k.	Electrical	$30,200.00
l.	Contingency	$79,822.00
m.	Contractor’s Fee	$392,413.28
	GRAND TOTAL	$5,998,317.28

3.

PAYMENT: Payments shall be made in monthly installments as the Work progresses. Contractor’s application for payment shall show payment due only for that Work satisfactorily installed or incorporated into the Hotel during the preceding month for which no other application has been submitted. Each application for payment shall be accompanied by a statement of the Contractor listing the total amount of Work performed and/or material supplied by Contractor and all of its subcontractors and material suppliers; the amount of previous payments, a breakdown allocating the total payments to the Contractor, its subcontractors and materialmen, and the balance on each account to complete the Work. Said statement shall be accompanied by waivers of lien of the Contractor, its subcontractors and materialmen, on forms approved by the Hotel, in the total amount of all payments to be made, in accordance and to the extent allowed by the laws of the State of Florida. No partial payments shall become due until Contractor shall deliver to the Hotel such waivers or releases of liens. Evidence of clear title to all personal property, equipment and fixtures shall be presented to the Hotel prior to any payment therefor.

4.	TIME: Contractor shall perform the Work in a timely manner and shall coordinate all such work with the Hotel to allow performance during periods of low occupancy. All Work shall be completed prior to December 31, 2014.

5.	HOTEL’S LEASE REQUIREMENTS: Hotel’s Landlord, UST Hotel Joint Venture, LP has recorded in the Public Records of Orange County, Florida, a public notice meeting the requirements of F.S. 713.10(2). Hotel and the said Landlord have agreed that no interest of the Landlord in the Hotel, or any building or improvement thereof, shall be subject to any lien for improvements made by the Hotel in or for the demised premises. Contractor hereby acknowledges that he is aware of this Agreement between Hotel and Landlord and will inform all its subcontractors of this provision of Hotel’s lease with its Landlord.

IN WITNESS WHEREOF, the Parties have hereunto affixed their signatures this 7th day of February, 2012

HOTEL:
BELZ PARTNERS L.P. dba
THE PEABODY ORLANDO

By:	/s/ Martin S. Belz

Martin S. Belz, President of G.P.

CONTRACTOR:
YORK CONSTRUCTION SERVICES, LLC

By:	/s/ David York

David York
EM/Member

York Construction Services, LLC		Contractor’s Application for Payment

Application Number: Application 16	Application Period: May 31, 2013	Application Date: May 28, 2013

To (Owner):	From (Contractor)	Via (Engineer)
The Peabody Orlando	York Construction Services LLC	N/A

Project:	Project Number:
Peabody FCU and AHU Replacement	2011-0009

Change Order Summary
Approved Change Orders
Number	Additions		Deductions
1		$—	$—
2		$—	$—

TOTALS		$—	$—

NET CHANGE BY CHANGE ORDERS	$		—

1. ORIGINAL CONTRACT PRICE	$5,998,317.28

2. Net Change by Change Orders	$—

3. CURRENT CONTRACT PRICE (Line 1 + 2)	$5,998,317.28

4. TOTAL COMPLETED AND STORED TO DATE (Column G on SOV)	$3,780,879.03

5. RETAINAGE:

a. 10 % Retainage of Completed work	$—

b: 10 % Retainage of Stored Materials	$—

c. Total Retainage (Line 5a + Line 5b)	$—

6. AMOUNT ELIGIBLE TO DATE (Line 4 - Line 5c)	$3,780,879.03

7. LESS PREVIOUS PAYMENTS (Line 6 from prior Application)	$3,443,096.20

8. AMOUNT DUE THIS APPLICATION	$337,782.83

9. BALANCE TO FINISH, PLUS RETAINAGE (Column I on SOV plus Line 5)	$2,217,438.25

Contractor’s Certification

The undersigned Contractor certifies that: (1) all previous progress payments received from Owner on account of Work done under the Contract have been applied on account to discharge Contractor’s legitimate obligations incurred in connection with Work covered by prior Applications for Payment; (2) title of all Work, materials and equipment incorporated in said Work or otherwise listed in or covered by this Application for Payment will pass to Owner at time of payment free and clear of all Liens, security interests and encumbrances (except such as are covered by a Bond acceptable to Owner indemnifying Owner against any such Liens, security interest or encumbrances); and (3) all Work covered by this Application for Payment is in accordance with the Contract Documents and is not defective.

State of: Tennessee County of: Shelby Subscribed and Sworn to before me this 28 day of May 2013 Notary Public: My Commission expires: 6-29-2015

By:	/s/ David York	Date: 5/28/2013	By	/s/ Cheryl York	Date: 5-28-2013

			Certification		Application for Payment

York Construction Services, LLC 442 Distribution Parkway Collierville, TN. 38017

Peabody Orlando -Exsisting Guest Room Fan coil Units / AHU 5 through 8 Replacement	APPLICATION NUMBER: APPLICATION DATE: PERIOD TO:	16 05/28/13 05/31/13

A	B	C	D	E	F	G	H	I
	DESCRIPTION OF WORK	SCHEDULED TO DATE	WORK COMPLETED		MATERIALS PRESENTLY STORED (NOT IN D OR E)	TOTAL COMPLETED AND STORED TO DATE (D+E+F)	% (G/C)	BALANCE TO FINISH (C-G)
			PREVIOUSLY BILLED	THIS PERIOD

	General Requirements	$815,342.00	$388,034.52	$26,930.00	$0.00	$414,964.52	51%	$400,377.48
	Misc Demo	$55,700.00	$0.00	$0.00	$0.00	$0.00	0%	$55,700.00
	Misc Wood trim repair	$17,700.00	$1,965.00	$1,250.00	$0.00	$3,215.00	18%	$14,485.00
	Glass / Mirror	$9,229.00	$0.00	$0.00	$0.00	$0.00	0%	$9,229.00
	Drywall, Pt, Acoustic Ceiling repairs	$796,100.00	$295,038.00	$104,598.00	$0.00	$399,636.00	50%	$396,464.00
	Carpet and Base Repairs	$75,864.00	$28,915.00	$11,625.00	$0.00	$40,540.00	53%	$35,324.00
	Granite and Stone Repairs	$9,600.00	$0.00	$0.00	$0.00	$0.00	0%	$9,600.00
	Roof Repairs	$2,000.00	$0.00	$0.00	$0.00	$0.00	0%	$2,000.00
	Fire Sprinkler	$20,000.00	$0.00	$0.00	$0.00	$0.00	0%	$20,000.00
	HVAC (Including Bond and Extended Schedule)	$3,694,347.00	$1,660,809.74	$349,338.19	$639,938.45	$2,650,086.38	72%	$1,044,260.62
	Electrical	$30,200.00	$2,300.00	$1,250.00	$0.00	$3,550.00	0%	$26,650.00
	Contingency	$79,822.00	$0.00	$0.00	$0.00	$0.00	0%	$79,822.00
	Contractors Fee	$392,413.28	$234,237.75	$34,649.38	$0.00	$268,887.13	69%	$123,526.15

	GRAND TOTAL	$5,998,317.28	$2,611,300.01	$529,640.57	$639,938.45	$3,780,879.03	63%	$2,217,438.25

EXHIBIT 6.1(a)

Form of Assignment of Construction Contracts

ASSIGNMENT AND ASSUMPTION OF CONTRACT AND

RELATED STATEMENTS OF WORK

AND CONTRACTOR’S CONSENT TO ASSIGNMENT

THIS AGREEMENT OF ASSIGNMENT AND ASSUMPTION OF CONTRACT AND RELATED STATEMENTS OF WORK AND CONTRACTOR’S CONSENT TO ASSIGNMENT (“Agreement”) is made and entered into this      day of             , 2013, by and between Belz Partners, L.P., (“Assignor”), Hyatt Equities, L.L.C., (“Assignee”), and York Construction Services, LLC, (“Contractor”)

WHEREAS, Assignor, Belz Partners, L.P., doing business as The Peabody Orlando; Hotel Peabody G.P., doing business as The Peabody Memphis; BG Excelsior Limited Partnership, doing business as The Peabody Little Rock; HLR, LLC, doing business as Hilton Little Rock; and Contractor, York Construction Services, LLC entered into a Master Contractor Agreement (“Master Agreement”) dated January 12, 2012, a copy of which is attached hereto as Exhibit A and incorporated herein by reference;

WHEREAS, Assignor and Contractor have entered into three Statements of Work (“Statements of Work”) for services to be performed at The Peabody Orlando that have not been completed, to wit:

1.	Statement of Work for replacement of Mallard tower guest room fan coil units and public area units dated February 7, 2012, a copy of which is attached hereto as Exhibit B and incorporated herein by reference (“Statement of Work #1”), which work is disclosed in that certain Notice of Commencement recorded in Official Records Book , Page , of the Public Records of Orange County, Florida;

2.	Statement of Work for general maintenance improvement projects dated March 15, 2013, a copy of which is attached hereto as Exhibit C and incorporated herein by reference (“Statement of Work #2”), which work is disclosed in that certain Notice of Commencement recorded in Official Records Book , Page , of the Public Records of Orange County, Florida;

3.	Statement of Work for accessibility projects dated March 15, 2013, a copy of which is attached hereto as Exhibit D and incorporated herein by reference (“Statement of Work #3”), which work is disclosed in that certain Notice of Commencement recorded in Official Records Book , Page , of the Public Records of Orange County, Florida;

WHEREAS, Assignor and Assignee and others have entered into a Purchase and Sale Agreement for The Peabody Orlando dated August     , 2013;

WHEREAS, Assignor desires to assign all of its rights and delegate its obligations under the Master Contractor Agreement and the three outstanding Statements of Work, the Assignee desires to accept such an assignment, and the Contractor desires to consent thereto;

NOW, THEREFORE, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration to it in hand paid by Assignee, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree as follows:

1.	ASSIGNMENT AND ASSUMPTION

1.1 ASSIGNMENT. Assignor does hereby SELL, ASSIGN, TRANSFER, and DELIVER to Assignee, all of its rights, benefits, and privileges, and all of its duties, liabilities, and obligations under or arising in connection with the Master Agreement, to the extent the same relates to Belz Partners, L.P. and to the three Statements of Work detailed above, subject to the provisions of Section 1.3 hereof.

1.2 ASSUMPTION. Assignee, for itself and its successor and assigns, hereby agrees to succeed to and to assume all of Assignor’s rights, benefits, and privileges, and to pay or perform, or to cause to be paid or performed, and otherwise to discharge or cause to be discharged, to the extent that the same become due or performable after the Effective Date hereof, all of Assignor’s duties, liabilities, and obligations under the Master Agreement to the extent the interest relates to Belz Partners, L.P. and the three Statements of Work, subject to the provisions of Section 1.3 hereof.

1.3 EXCLUSIONS. The assumption by Assignee of all of Assignor’s duties, liabilities, and obligations under, or arising in connection with the Master Agreement and Statements of Work expressly excludes, and nothing contained herein shall be construed to include with such assumption the following:

(a) Any duties, liabilities, and obligations of Assignor arising from a default by Assignor in the performance of its duties, liabilities, and obligations under the Master Agreement and/or the Statements of Work; and

(b) Any duties, liabilities, and obligations of Assignor arising from any deficient or wrongful performance by Assignor under, or in connection with, the Master Agreement and/or the Statements of Work.

(c) Any liability to Contractor for work performed and goods delivered prior to the Effective Date of this Assignment and Assumption Agreement.

(d) Any payment or performance due under the Master Agreement and/or the Statements of Work to the extent that the same became due or performable prior to the Effective Date hereof.

1.4 EFFECTIVE DATE. This Agreement shall be effective as of the date and time title to The Peabody Orlando is transferred to Assignee from Assignor and its related parties.

1.5 EQUIPMENT AND SUPPLIES PURCHASED AND STORED BY CONTRACTOR PRIOR TO EFFECTIVE DATE. Payment for equipment and supplies that Contractor has purchased pursuant to the Statements of Work and retains in storage as of the Effective Date has been paid for in full by Assignor, and title to such equipment and supplies are vested in Assignor and will be conveyed to Assignee at Closing.

1.6 AMOUNTS OUTSTANDING PURSUANT TO THE STATEMENTS OF WORK. Contractor and Assignor hereby represent and warrant that the following accurately represents the estimated cost to perform the work not yet completed as of the Effective Date pursuant to each of the Statements of Work:

(a)	For Statement of Work #1, $ .

(b)	For Statement of Work #2, $ .

(c)	For Statement of Work #3, $ .

Assignor is and shall remain obligated to pay all sums due to Contractor in connection with work and services performed prior to the Effective Date.

1.7 NO DEFAULTS. Contractor and Assignor hereby represent and warrant that to the best of their knowledge, as of the Effective Date, there are no uncured defaults by either party under the Master Contract or Statements of Work, or any event that with the passage of time or providing of notice, would become an event of default.

2.	GENERAL PROVISIONS

2.1 SUCCESSORS AND ASSIGNS. Subject to the provisions hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

2.2 CONSTRUCTION. All section headings used herein are for reference and identification purposes only and are not intended to, and shall not under any circumstances, alter, amend, amplify, vary or limit the express provisions hereof. In the event that any provision of this Agreement shall, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein, which shall remain in full force and effect.

2.3 AMENDMENT. This Agreement may be altered or amended only by an agreement in writing duly executed by the parties hereto. This Agreement sets forth the entire agreement between the parties concerning the matters contained herein and the parties state that they have no oral or other agreements concerning the same.

2.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Agreement the day and year first above-written.

ASSIGNOR:
BELZ PARTNERS, L.P.

By:
Its:

ASSIGNEE:
HYATT EQUITIES, L.L.C.

By:
Its:

CONSENT TO ASSIGNMENT

The Contractor, York Construction Services, LLC, hereby consents to this Assignment this      day of             , 2013.

CONTRACTOR:
YORK CONSTRUCTION SERVICES, LLC

By:
Its:

EXHIBIT 6.2(c)

Form of Orange County Estoppel

Date:             , 2013

UST Hotel Joint Venture, LTD.

c/o Belz Enterprises

100 Peabody Place, Suite 1400

Memphis, Tennessee 38103

Attention: Jimmie Williams

Email: Jimmie.Williams@belz.com

Facsimile: 901.260.7408

Hyatt Equities, L.L.C.

71 South Wacker Drive

Chicago, IL 60606

Attention: Margaret C. Egan, Senior Vice President & Associate General Counsel

Email: margaret.egan@hyatt.com

Facsimile: 312.780.5284

Re: Contract for Exchange of Property Rights by and between BOCEP Venturers and Orange County, Florida (“County”), recorded July 18, 2000 in Book 6046, Page 3351, as modified by that certain Amended and Restated Easement for Air Rights, Construction and Maintenance and Amendment to Contract for Exchange of Property Rights by and between UST Hotel Joint Venture, Ltd., a Florida limited partnership, f/k/a BOCEP Venturers (“Property Owner”) and County, recorded September 28, 2007 in Book 9452, Page 3505 (collectively, the “Agreement”), in connection with that certain premises known as the Peabody Hotel located on International Drive, in Orlando, Florida (the “Property”).

To Whom It May Concern:

County understands that Property Owner intends to sell the Property to Hyatt Equities, L.L.C. or its assignee (“Purchaser”), and in connection therewith, to assign its interests under the Agreement to Purchaser. County does hereby certify as follows:

A. Property Owner and County have entered into the Agreement together with all amendments as described above.

B. The Agreement is in full force and effect and has not been modified, supplemented, or amended except as set forth above.

C. County has not given Property Owner written notice of any default under the Agreement, and County is not aware of any events which, given the passage of time or delivery of notice, would become a Property Owner default under the Agreement.

D. Section 9.h. of the Agreement provides that the Agreement may be assigned by Property Owner to any subsequent owner, lessee or manager of the Property without the consent of the County.

This Certificate is provided in accordance with Section 9.i. of the Agreement, may be relied upon by Property Owner and any assignee of the Agreement and any lender to any of the foregoing, and shall inure to the benefit of their respective successors and assigns.

ORANGE COUNTY, FLORIDA

By:

Name:

Title:

EXHIBIT 6.9A

Form of Estoppel Certificate

[For Vendor Estoppels]

Date:             , 2013

Re: [Insert Name of Agreement] dated                      [reference any amendments] (collectively, the “Agreement”) executed between                                  (“Property Owner”), and                                          (“Vendor”), in connection with that certain premises known as the Peabody Hotel located on International Drive, in Orlando, Florida (the “Property”).

To Whom It May Concern:

Vendor understands that Property Owner intends to sell the Property to a purchaser thereof, and in connection therewith, to assign its interests under the Agreement to said purchaser. Vendor does hereby certify as follows:

A. Property Owner and Vendor have entered into the Agreement together with all amendments as described above and as attached hereto as Schedule “1”.

B. The Agreement is in full force and effect and has not been modified, supplemented, or amended except as set forth above.

C. Vendor has not given Property Owner written notice of any default under the Agreement, and Vendor is not aware of any events which, given the passage of time or delivery of notice, would become a Property Owner default under the Agreement.

D. Payments due from Property Owner pursuant to the Agreement are as follows:                                          due on an [annual/monthly] basis, and Property Owner has fully paid all amounts due up to and including             , 2013.

E. The Agreement expires on                     , and Property Owner has              options to renew for              number of years per option.

This Certificate may be relied upon by Property Owner and any assignee of the Agreement and any lender to any of the foregoing and shall inure to the benefit of their respective successors and assigns.

VENDOR:

, a

By:
Name:
Title:

[Attach Schedule 1 - Agreement and all amendments]

[For Tenant Estoppels]

TENANT ESTOPPEL CERTIFICATE

The undersigned (the “Tenant”), being a tenant under that certain lease and all amendments thereto with UST HOTEL JOINT VENTURE, LTD (“Landlord”) annexed hereto as Schedule “1” (collectively, the “Lease”), for the real property more particular described in the Lease (“Property”) hereby certifies with personal knowledge that:

1. The Lease, attached hereto as Schedule “1”, is a true and correct copy of the Lease, including any and all modifications and amendments thereto (if any).

2. Except pursuant to the instruments attached hereto, the Lease has not been altered, amended or modified since the date of its original execution, there are no other written or oral agreements promises, understandings, or commitments between Landlord and Tenant regarding the Lease or the Property and the Lease is presently in full force and effect.

3. Tenant is obligated to pay rent to Landlord at the rate set forth in the Lease. Tenant is current with respect to rent and other charges stipulated in the Lease (including, without limitation, common area maintenance charges) to the extent any are due with no offsets, deductions, defenses or claims.

4. The undersigned does not have an option or right of first refusal to acquire or purchase all or any portion of the Property.

5. As of the date hereof, no Landlord or Tenant default is continuing under the terms of the Lease, and no event has occurred which with notice or the passage of time or both would constitute a Landlord or Tenant default thereunder.

6. The undersigned has no claim or right of offset against rent due or to become due against Landlord by reason of the non-performance of any obligation on its part to be performed as Landlord under the Lease, or otherwise.

7. Other than the rent and other charges due and payable in the calendar month of this certification, no monthly rental has been prepaid and no other sums (including amounts for the payment of utilities, property taxes, insurance and other charges) owing by the Tenant under the terms of the Lease are past due.

8. Either (mark one): (i)          no rent concessions, free rent or rebate of rent or other charges are due to Tenant, OR (ii)          other than as provided in Section      of the Lease which provides for rent concession, free rent or rebate of rent in the amount of $            , Tenant is not entitled to any rent concession, free rent or rebate of rent or other charges from time to time due and payable under the Lease; Tenant affirms that there are no unpaid or unreimbursed construction allowances, tenant improvement allowances or other offsets due Tenant under the Lease;

9. Rental, other than other charges payable by the undersigned, has been paid for the period ending             , 20    , and other charges payable by the undersigned under the terms of the Lease have been paid through             , 20     if no rental or other charges have been paid because none are due, please initial here:             .

10. Other essential terms of the Lease include:

Building /Property Address:

Rent Commencement Date:
Commencement Date of Lease:
Expiration of Term:

Monthly Base Rental:

Square Footage:

Percentage Rent:

Renewal Options (number, term, and
amount of rent)

Security Deposit (and other deposits)

Method of Calculation, Amount and Payment Date(s) of Taxes, Insurance and Common Area Maintenance:

Current Monthly Amount of Common Area Maintenance:

Rental or Other Concessions (nature, amount, etc.)

The Tenant represents and warrants that the individuals executing this Tenant Estoppel Certificate on behalf of Tenant have full power and authority to execute this Tenant Estoppel Certificate on behalf of Tenant and to bind Tenant to all the terms and provisions contained herein and that all actions necessary or required by the organizational documents of Tenant have been complied with to authorize such individuals to execute this Tenant Estoppel Certificate. This Certificate may be relied upon by Landlord and any assignee of the Lease and any lender to any of the foregoing and shall inure to the benefit of their respective successors and assigns.

This Certificate is executed as of the      day of             , 20    .

WITNESSES:	TENANT:

Print Name:

Print Name:

EXHIBIT 11.3(d)

Form of Post Closing Guaranty

GUARANTY

This GUARANTY (this “Guaranty”) is executed as of             , 20     (the “Reduction Date”), by Belz Investco GP and Union Realty GP (individually a “Guarantor” and collectively, the “Guarantors”) in consideration of, and as an inducement for, Hyatt Equities, L.L.C. (“Hyatt”) authorization of the release of $             from the Post Closing Escrow Fund (as that term is defined in the PSA that is defined below) established pursuant to that certain Post-Closing Escrow Agreement executed by Hyatt, UST Hotel Joint Venture, Ltd (“Seller”) and First American Title Insurance Company dated             , 2013 (the “Escrow Agreement”), all in accordance with Section 11.3(d) of that certain Purchase and Sale Agreement between Hyatt and Seller dated             , 2013 (the “PSA”). All capitalized terms not otherwise defined herein are as defined in the PSA. Guarantors, as parties benefiting from the PSA, hereby jointly, severally and unconditionally guarantee to Hyatt and its successors and assigns, the payment and performance of the obligations of Seller set forth in the PSA to pay the amount by which any Purchaser’s Claim asserted after the Reduction Date (but prior to the end of the Survival Period) exceeds the remaining balance of the Post Closing Escrow Fund, up to the amount of the Reduced Cap (the “Obligations”). In no event shall the Obligations be greater than [$            ] [Amount to be inserted shall be equal to the Guaranty Cap as defined in Section 11.3(d) of the PSA].

Each Guarantor waives: (1) acceptance and notice of acceptance by Seller of the foregoing undertakings; (2) notice of demand for payment of any obligations guaranteed; (3) protest and notice of default to any party with respect to the nonpayment of any obligations guaranteed; (4) any right Guarantor may have to require that an action be brought against Seller or any other person as a condition of liability. Each Guarantor agrees that: (1) its direct and immediate liability under this guarantee shall be joint and several; (2) it shall render any performance of obligations guaranteed upon demand if Seller fails or refuses punctually to do so; (3) liability shall not be contingent or conditioned upon pursuit by Hyatt of any remedies against Seller or any other person; and (4) liability shall not be diminished, relieved or otherwise affected by any extension of time, or other indulgence which Hyatt may grant to Seller or to any other person, including the acceptance of any payment, or the compromise or release of any claims, none of which shall in any way modify or amend this guarantee, which shall be continuing and irrevocable until all obligations guaranteed are satisfied.

Each Guarantor hereby consents and agrees that:

(a) Guarantor’s liability under this undertaking shall be direct, immediate, and independent of the liability of, and shall be joint and several with, Seller;

(b) Guarantor shall render payment of Obligations guaranteed upon demand if Seller fails or refuses punctually to do so;

(c) This undertaking will continue unchanged by the occurrence of any bankruptcy with respect to Seller or any assignee or successor of Seller or by any abandonment of the PSA, by Seller. Neither the Guarantor’s obligations to render performance in accordance with the terms of this undertaking nor any remedy for enforcement shall be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Seller or its estate in bankruptcy or of any remedy for enforcement, resulting from the operation of any present or future provision of the U.S. Bankruptcy Act or other statute, or from the decision of any court or agency;

(d) Hyatt may proceed against each Guarantor and Seller jointly and severally, or Hyatt may, at its option, proceed against a Guarantor, without having commenced any action, or having obtained any judgment against Seller. Guarantor hereby waives the defense of the statute of limitations in any action hereunder or for the payment of any Obligation hereby guaranteed;

(e) Guarantor agrees to pay all reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempt to collect amounts due pursuant to this undertaking or any negotiations relative to the obligations hereby guaranteed or in enforcing this undertaking against Guarantor; and

The validity, construction and enforceability of this Guaranty shall be governed in all respects by the laws of the State of Florida, without regard to its conflicts of laws rules. Guarantor also agrees to submit to the jurisdiction of the state court or federal court located in or nearest to Orlando, Florida as the exclusive jurisdiction for all actions arising under the Guaranty and waive any objections it may have to the jurisdiction of or venue in those courts.

This Guaranty may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument. Facsimile signatures shall constitute original signatures.

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